EXPLANATORY NOTE
On November 4, 2015, Rice Midstream Partners LP (the “Partnership”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) by and between the Partnership and Rice Energy Inc. (“Rice Energy”). Pursuant to the terms of the Purchase Agreement, on November 4, 2015, the Partnership acquired from Rice Energy all of the outstanding limited liability company interests of Rice Water Services (PA) LLC (“PA Water”) and Rice Water Services (OH) LLC (“OH Water”), two wholly-owned indirect subsidiaries of Rice Energy that own and operate Rice Energy’s water services business. The acquired business includes Rice Energy’s Pennsylvania and Ohio fresh water distribution systems and related facilities that provide access to 15.9 MMgal/d of fresh water from the Monongahela River, the Ohio River and other regional water sources in Pennsylvania and Ohio (the “Water Assets”). Rice Energy has also granted the Partnership, until December 31, 2025, (i) the exclusive right to develop water treatment facilities in the areas of dedication defined in the Water Services Agreements (defined below) and (ii) an option to purchase any water treatment facilities acquired by Rice Energy in such areas at Rice Energy’s acquisition cost (collectively, the “Option”). In consideration for the acquisition of the Water Assets and the Option, the Partnership paid Rice Energy $200.0 million in cash, plus an additional amount, if certain of the conveyed systems’ capacities increase by 5.0 MMgal/d on or prior to December 31, 2017, equal to $25 million less the capital expenditures expended by the Partnership to achieve such increase in accordance with the terms of the Purchase Agreement. The Partnership funded the consideration with borrowings under its revolving credit facility, a portion of which were repaid with proceeds from the Partnership’s private placement of common units, which was completed on November 10, 2015.
The information in this report includes periods prior to the acquisition of the Water Assets on November 4, 2015. Consequently, the Partnership’s combined financial statements have been retrospectively recast for all periods presented to include the historical results of the Water Assets because the transaction is accounted for as a combination of entities under common control.
As used in this report, unless the context indicates or otherwise requires, the following terms have the following meanings:

•
“Rice Midstream Partners LP,” “the Partnership,” “we,” “our,” “us” or like terms refers to Rice Midstream Partners LP and its consolidated subsidiaries, and for periods prior to our initial public offering on December 22, 2014, refers to our Predecessor;

•	“Predecessor” when discussing periods:

•
prior to the formation of Rice Poseidon in July 2013, refers to the Pennsylvania natural gas gathering, compression and water distribution assets and operations held in various subsidiaries of Rice Energy;

•	subsequent to the formation of Rice Poseidon in July 2013 through January 29, 2014, refers to the natural gas gathering, compression and water distribution assets and operations of Rice Poseidon;

•
subsequent to January 29, 2014 through April 17, 2014, refers collectively to the natural gas gathering, compression and water distribution assets and operations of Rice Poseidon taken together with the Alpha Assets; and

•
subsequent to April 17, 2014 up to December 22, 2014, refers collectively to the natural gas gathering, compression and water distribution assets and operations of Rice Poseidon, the Alpha Assets and the Momentum Assets from their respective dates of acquisition.

•
“Alpha Assets” refers to the natural gas gathering and water distribution assets owned by Rice Energy’s Marcellus joint venture prior to the completion of Rice Energy’s initial public offering on January 29, 2014. Rice Energy purchased its joint venture partner’s remaining 50% interest in its Marcellus joint venture in connection with the completion of the Rice Energy initial public offering;

•	“Marcellus joint venture” refers collectively to Alpha Shale Resources, LP and its general partner, Alpha Shale Holdings, LLC;

•	“Momentum Assets” refers to certain natural gas gathering and compression assets, rights-of-way and associated permits acquired by Rice Poseidon from a third party on April 17, 2014;

•	“our general partner” or “Midstream Management” refer to Rice Midstream Management LLC, a wholly-owned subsidiary of Rice Energy;

•
“Rice Energy” refers to Rice Energy Inc. and its consolidated subsidiaries, and for periods prior to Rice Energy’s initial public offering on January 29, 2014, refers to Rice Energy’s predecessor, Rice Drilling B LLC, and its consolidated subsidiaries;

•	“Rice Midstream Holdings” refers to Rice Midstream Holdings LLC, the owner of our general partner and a wholly-owned subsidiary of Rice Energy;

•	“Rice Poseidon” refers to Rice Poseidon Midstream LLC, a wholly-owned subsidiary of Rice Energy immediately prior to the completion of our initial public offering on December 22, 2014;

•	“our directors” or “our officers” refer to the directors and officers, respectively, of our general partner; and

•	“our employees” refer to the employees of Rice Energy seconded to us or performing services on our and our general partner’s behalf.
Information presented in this report gives effect to our initial public offering and the completion of the related reorganization in connection with our initial public offering completed in December 2014 which is described in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Our Predecessor.” The historical financial statements contained in this report relate to periods prior to the completion of our initial public offering on December 22, 2014. Consequently, the audited combined financial statements and related discussion contained in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this report pertain to our Predecessor, for periods prior to our initial public offering, and to the Partnership for the period subsequent to our initial public offering.

Part II, Item 6. Selected Financial Data
Set forth below is our selected historical combined financial data as of and for the years ended December 31, 2014, 2013 and 2012. The selected historical combined financial data set forth below is not intended to replace our historical combined financial statements. The selected historical combined financial data in this report is for periods prior to the acquisition of the Water Assets on November 4, 2015, which was a transaction between entities under common control. As such, our combined financial statements have been retrospectively recast for all periods presented to include the historical results of the Water Assets. You should read the following data along with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and related notes, each of which is included in this report. We believe that the assumptions underlying the preparation of our historical combined financial statements are reasonable.

	Year Ended December 31,
(in thousands, except per unit data)	2014	2013	2012
Statement of operations data:
Operating revenues:
Third-party	$4,585	$—	$—
Affiliate (1)	1,863	498	—
Total operating revenues	6,448	498	—

Operating expenses:
Direct operating expense	4,773	1,412	1,218
General and administrative expense	11,106	3,104	779
Incentive unit expense (2)	13,480	—	—
Equity compensation expense (2)	816	—	—
Depreciation expense	4,165	1,190	783
Acquisition costs	1,519	—	—
Amortization of intangible assets	1,156	—	—
Total operating expenses	37,015	5,706	2,780

Operating loss	(30,567)	(5,208)	(2,780)
Interest expense (2)	(13,571)	(3,804)	(348)
Other expense	(110)	—	—
Loss before income taxes	(44,248)	(9,012)	(3,128)
Income tax benefit	12,920	—	—
Net loss	$(31,328)	$(9,012)	$(3,128)

Net income attributable to RMP subsequent to the IPO	$1,162
Net income attributable to RMP per limited partner unit (basic and diluted) (3)
Common units	$0.02
Subordinated units	$0.02

Balance sheet data (at period end):
Cash	$26,834	$148
Total property and equipment, net	323,871	74,058
Total assets	443,091	74,445
Total partners’ capital/parent net equity	429,944	66,622
Net cash (used in) provided by:
Operating activities	$(25,021)	$(7,186)	$(2,197)
Investing activities	(336,273)	(44,244)	(14,705)
Financing activities	387,980	51,578	16,902
Operating data:
Throughput (MDth/d)
Third-party	33	—	—
Affiliate	345	95	32
Other financial data (unaudited):
Adjusted EBITDA (4)	$(9,541)	$(4,018)	$(1,997)

(1)
Prior to entering into our gathering and compression agreement and water services agreements with Rice Energy in connection with our initial public offering on December 22, 2014, we did not charge a gathering fee or water services fee to affiliates, including Rice Energy, other than a gathering fee charged on a single receipt point pipeline in Greene County in which we own a 60% working interest.

(2)
Incentive unit expense, equity compensation expense and interest expense have been allocated by Rice Energy. These non-cash charges are described in more detail in Note 9 to the combined financial statements.

(3)
Net income per limited partner unit is presented only for the period subsequent to our initial public offering and does not include results attributable to the Water Assets as these results are not attributable to limited partners of the Partnership.

(4)	Please read “—Non-GAAP Financial Measures.”
Non-GAAP Financial Measures
We define Adjusted EBITDA as net income (loss) before interest expense, income tax benefit, depreciation expense and non-cash equity compensation expense and certain other items management believes affect the comparability of operating results.
Adjusted EBITDA is a non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	the financial performance of our assets, without regard to financing methods, capital structure or historical cost basis;

•
our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing or capital structure;

•	our ability to incur and service debt and fund capital expenditures;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA is net income and net cash provided by (used in) operating activities. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income or net cash provided by (used in) operating activities. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income and net cash provided by (used in) operating activities. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The following table presents a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net loss and cash used in operating activities.

	Year ended December 31
(in thousands)	2014	2013	2012
Adjusted EBITDA reconciliation to Net loss:
Net loss	$(31,328)	$(9,012)	$(3,128)
Interest expense	13,571	3,804	348
Income tax benefit	(12,920)	—	—
Depreciation expense	4,165	1,190	783
Acquisition costs	1,519	—	—
Amortization of intangible assets	1,156	—	—
Non-cash equity compensation expense	816	—	—
Incentive unit expense	13,480	—	—
Adjusted EBITDA	$(9,541)	$(4,018)	$(1,997)

Reconciliation of Adjusted EBITDA to Cash used in operating activities:
Adjusted EBITDA	$(9,541)	$(4,018)	$(1,997)
Interest expense	(13,571)	(3,804)	(348)
Acquisition costs	(1,519)	—	—
Changes in operating assets and liabilities which provided (used) cash	(390)	636	148
Net cash used in operating activities	$(25,021)	$(7,186)	$(2,197)

Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our combined financial statements and related notes appearing elsewhere in this Annual Report. The following discussion contains “forward-looking statements” that reflect our future plans, estimates, beliefs and expected performance. We caution that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Please read “Cautionary Statement Regarding Forward-Looking Statements.” Also, please read the risk factors and other cautionary statements described under the heading “Item 1A.—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 13, 2015 (the “Annual Report”) and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2015 and September 30, 2015. We do not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law. Additionally, as discussed below, our combined financial statements have been retrospectively recast for all periods presented to include the historical results of the Water Assets (defined below), which were acquired on November 4, 2015, as the transaction is accounted for as a combination of entities under common control.
Overview
We are a fee-based, growth-oriented limited partnership formed by Rice Energy Inc. (NYSE: RICE) to own, operate, develop and acquire midstream assets in the Appalachian Basin. Our assets consist of natural gas gathering, compression and water services assets servicing high quality producers in the rapidly developing dry gas cores of the Marcellus and Utica Shales. We provide our services under long-term, fee-based contracts, primarily to Rice Energy in its core operating areas. We believe that our strategically located assets, high quality customers and relationship with Rice Energy position us to become a leading midstream energy company in the Appalachian Basin.
We operate in two business segments: (i) gathering and compression and (ii) water services. The gathering and compression segment provides natural gas gathering and compression services for Rice Energy and third parties in the Appalachian Basin. The water services segment is engaged in the provision of water services to support well completion activities and to collect and recycle or dispose of flowback and produced water for Rice Energy and third parties in the Appalachian Basin.
Our Operations
Gas Gathering and Compression
Our gas gathering and compression assets are located within highly-concentrated acreage positions in the dry gas core of the Marcellus Shale and, as of December 31, 2014, consisted of a 2.8 MMDth/d high-pressure dry gas gathering system and associated compression in Washington County, Pennsylvania and a 420 MDth/d high-pressure dry gas gathering system in Greene County, Pennsylvania. The dry gas core of the Marcellus Shale in southwestern Pennsylvania is characterized by a combination of low development cost, consistently high production volumes and access to multiple takeaway pipelines, resulting in what Rice Energy believes to be among the highest rate of return wells.
We contract with Rice Energy and other producers to gather natural gas from wells and well pads located in our dedicated areas and/or near our gathering systems. The natural gas that we gather generally requires no processing or treating prior to delivery into interstate takeaway pipelines, and as of December 31, 2014, required only minimal compression. Over time, we expect to provide associated compression services on our gathering systems to Rice Energy and third parties.
We generate all of our gas gathering and compression revenues pursuant to long-term, fixed-fee contracts with Rice Energy and other leading Appalachian Basin producers. We generate revenue primarily by charging fixed fees for volumes of natural gas that we gather and compress through our systems. Our assets have been sized to accommodate the projected future production growth of Rice Energy and third parties, as well as to allow us to pursue volumes from additional third parties.

The following provides a summary of the key terms of our gas gathering and compression agreements as of December 31, 2014.

					Dedication
	Remaining Term (Years)	Gathering Fee	Compression Fee (1)	Escalation /Adjustment Mechanism (2)	Existing Acreage	Dedicated Acres
Rice Energy	15	$0.30 / Dth	$0.07 / stage / Dth	Yes	65,000 gross	Washington and Greene Counties (3)
Third Parties (4)	6	$0.43 / Dth (5)	$0.07 / Dth	Yes	21,000 gross	66,000 acres in Washington County

(1)
Compression fees under our gas gathering and compression agreements with Rice Energy and third parties are typically derived on a per stage basis. However, under certain of our third-party agreements, the per stage fees charged for compression varies depending on line pressure as opposed to being a flat fee per stage. Accordingly, the third-party compression fee is shown on a weighted average based on historical throughput.

(2)	The gathering and compression fees we receive under our gathering and compression agreements will be annually escalated based upon changes in the Consumer Price Index.

(3)
The dedicated area from Rice Energy excludes Marcellus dry gas production from an area roughly encompassing three townships in southwestern Greene County under an existing dedication to a third party in which Rice Energy owned approximately 19,000 gross acres as of December 31, 2014.

(4)
Amounts shown for third parties represent weighted averages based on historical throughput in the case of remaining term, gathering fee and compression fee (based on the year ended December 31, 2014), and in the case of dedications, aggregate acres.

(5)
Certain of our existing third-party contracts provided for an increase in the gathering fee we receive for gathering volumes upon the completion of construction of an 18-mile, 30-inch gathering pipeline connecting our gathering system in northern Washington County to TETCO, which was completed in November 2014. Prior to December 1, 2014, the weighted average fee was $0.31/Dth.

As we do not take ownership of the natural gas we gather and compress, we generally do not have direct exposure to fluctuations in commodity prices and basis differentials. However, we have some indirect exposure to commodity prices and basis differentials in that persistently low realized sales prices by our customers may cause them to delay drilling or shut-in production, which would reduce the volumes of natural gas available for gathering and compression on our systems. Please read “Item 7A.—Quantitative and Qualitative Disclosures about Market Risk” in the Annual Report.
Water Services
On November 4, 2015, we entered into a Purchase and Sale Agreement (the “Purchase Agreement”) by and between the Partnership and Rice Energy. Pursuant to the terms of the Purchase Agreement, we acquired from Rice Energy all of the outstanding limited liability company interests of Rice Water Services (PA) LLC (“PA Water”) and Rice Water Services (OH) LLC (“OH Water”), two wholly-owned indirect subsidiaries of Rice Energy that own and operate Rice Energy’s water services business. The acquired business includes Rice Energy’s Pennsylvania and Ohio fresh water distribution systems and related facilities that provide access to 15.9 MMgal/d of fresh water from the Monongahela River, the Ohio River and other regional water sources in Pennsylvania and Ohio (the “Water Assets”). Rice Energy has also granted us, until December 31, 2025, (i) the exclusive right to develop water treatment facilities in the areas of dedication defined in the Water Services Agreements (defined below) and (ii) an option to purchase any water treatment facilities acquired by Rice Energy in such areas at Rice Energy’s acquisition cost (collectively, the “Option”).
In connection with the closing of the acquisition of the Water Assets on November 4, 2015, we entered into Amended and Restated Water Services Agreements (the “Water Services Agreements”) with Rice Energy, whereby we have agreed to provide certain fluid handling services to Rice Energy, including the exclusive right to provide fresh water for well completions operations in the Marcellus and Utica Shales and to collect and recycle or dispose of flowback and produced water for Rice Energy within areas of dedication in defined service areas in Pennsylvania and Ohio. The initial term of the Water Services Agreements is until December 22, 2029 and from month to month thereafter. Under the agreements, Rice Energy will pay us (i) a variable fee, based on volumes of water supplied, for freshwater deliveries by pipeline directly to the well site, subject to annual CPI adjustments and (ii) a produced water hauling fee of actual out-of-pocket cost incurred by us, plus a 2% margin.

Our Predecessor
In January 2010, Rice Energy began constructing its natural gas gathering systems in southwestern Pennsylvania in conjunction with commencing horizontal development of its Marcellus Shale acreage. Rice Poseidon was formed in July 2013 to hold all of Rice Energy’s wholly-owned natural gas gathering, compression and fresh water distribution assets in Pennsylvania. At the time of Rice Poseidon’s formation, the only natural gas gathering, compression and fresh water distribution assets in Pennsylvania in which Rice Energy owned any interest that were not held directly by Rice Poseidon were the Alpha Assets, which are treated as having been acquired by our Predecessor upon Rice Energy’s acquisition of the remaining 50% interest in Alpha Shale Resources, LP from a third party in January 2014. Prior to the formation of Rice Poseidon, the assets of Rice Poseidon were owned by various subsidiaries of Rice Energy.
As it relates to our Predecessor, when discussing periods:

•
prior to the formation of Rice Poseidon in July 2013, refers to the Pennsylvania natural gas gathering, compression and water distribution assets and operations held in various subsidiaries of Rice Energy;

•	subsequent to the formation of Rice Poseidon in July 2013 through January 29, 2014, refers to the natural gas gathering, compression and water distribution assets and operations of Rice Poseidon;

•
subsequent to January 29, 2014 through April 17, 2014, refers collectively to the natural gas gathering, compression and water distribution assets and operations of Rice Poseidon taken together with the Alpha Assets; and

•
subsequent to April 17, 2014 up to December 22, 2014, refers collectively to the natural gas gathering, compression and water distribution assets and operations of Rice Poseidon, the Alpha Assets and the Momentum Assets (described below) from their respective dates of acquisition.

Subsequent to January 29, 2014, our Predecessor includes the Alpha Assets, which consist of certain natural gas gathering and compression assets held in Alpha Shale Resources, LP, a wholly-owned subsidiary of Rice Energy. Prior to January 29, 2014, each of Rice Energy and a third party owned a 50% interest in Alpha Shale Resources, LP, a joint venture formed to develop natural gas acreage in the Marcellus Shale. On January 29, 2014, in connection with the completion of its initial public offering, Rice Energy acquired the remaining 50% interest in Alpha Shale Resources, LP.
In addition, on April 17, 2014, Rice Poseidon acquired, from M3 Appalachia Gathering LLC, the Momentum Assets, which consist of a 28-mile, 6- to 16-inch gathering system in eastern Washington County, Pennsylvania, and permits and rights of way in Washington and Greene Counties, Pennsylvania, necessary to construct an 18-mile, 30-inch gathering system connecting the Washington County system to TETCO.

On November 4, 2015, we entered into the Purchase Agreement with Rice Energy, pursuant to which we acquired the Water Assets and the Option. The acquisition of the Water Assets is accounted for as a combination of entities under common control, and as such, our consolidated financial statements have been retrospectively recast for all periods presented to include the historical results of the Water Assets.
Our Predecessor included certain fresh water distribution assets and operations in Pennsylvania that were distributed to Rice Midstream Holdings concurrently with the closing of our initial public offering. These fresh water distribution assets are part of the Water Assets that were acquired on November 4, 2015, and as such, the historical results related to those operations are included for all periods presented.
Factors That Significantly Affect Comparability of Our Financial Condition and Results of Operations
Our future results of operations may not be comparable to the historical results of operations of our Predecessor presented below for the following reasons:
Revenues. There are differences in the way our Predecessor recorded revenues and the way we record revenues. As our assets have historically been a part of the integrated operations of Rice Energy, our Predecessor generally recognized only the costs and did not record revenue associated with the gathering, compression and water services provided to Rice Energy on an intercompany basis. Accordingly, the revenues in our historical combined financial statements for periods prior to December 22, 2014 relate generally only to amounts received from third parties for these services. Following our initial public offering, our revenues are generated by existing third-party gas gathering, compression and water services contracts, the gas gathering and compression agreement with Rice Energy and the water services agreements that we entered into with Rice Energy in connection with the closing of our initial public offering. In connection with the acquisition of the Water Assets, we amended and restated our Water Services Agreements, which altered the fee structure for the Water Assets. For additional information regarding our amended and restated Water Services Agreements, please refer to “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Our Operations.”

Midstream Build-out. All of the natural gas gathering, compression and water assets of our Predecessor have been constructed in the last five years. As a result of this build out, the aggregate capacity on our natural gas gathering systems increased to 3.2 MMDth/d as of December 31, 2014 from 1.6 MMDth/d as of December 31, 2013, a 100% increase. Average daily throughput on our natural gas gathering systems increased from 95 MDth/d for the year ended December 31, 2013 to 378 MDth/d for the year ended December 31, 2014, a 298% increase. Similarly, our fresh water distribution capacity increased to 8.4 MMgal/d as of December 31, 2014 from 1.6 MMgal/d as of December 31, 2013, a 405% increase. Capital expenditures with respect to our assets for the year ended December 31, 2013 and the year ended December 31, 2014 were $44.2 million and $169.8 million, respectively, and we expect incurring total capital expenditures of approximately $200.0 million for the year ending December 31, 2015, of which approximately $90.0 million is anticipated to pertain to the construction and development of compressor stations.
Rice Energy’s Development Focus. In the second quarter of 2013, Rice Energy, our anchor customer, shifted its operational focus from exploration to development, commencing a two-horizontal rig drilling program in the dry gas core of the Marcellus Shale in southwestern Pennsylvania. With this development focus, Rice Energy has focused almost exclusively on pad drilling, in which Rice Energy drills multiple wells on a single well pad (and a single receipt point for our gathering systems) as opposed to one or two wells per pad. As such, within our dedicated area, Rice Energy turned 41 horizontal Marcellus wells into sales in the year ended December 31, 2014 as compared to 37 horizontal Marcellus wells over the preceding four years. Furthermore, Rice Energy has continued to increase the average lateral length of wells drilled, resulting in increased initial throughput volumes per receipt point for our gathering systems.
System Acquisition. As described under “—Our Predecessor,” our Predecessor is treated as having acquired two businesses in the first half of 2014. Collectively, the acquired businesses represent approximately 40% of the natural gas volumes on our natural gas gathering systems for the year ended December 31, 2014. Similar to the balance of our assets, the assets and operations acquired were early stage assets, in particular with respect to the Momentum Assets.
General and Administrative Expenses. Our Predecessor’s general and administrative expenses included direct and indirect charges for the management of our assets and certain expenses allocated by Rice Energy for general corporate services, such as treasury, accounting and legal services. These expenses were charged or allocated to our Predecessor based on the nature of the expenses and Rice Energy’s estimate of the expense attributable to our Predecessor’s operations. Under our omnibus agreement with Rice Energy, Rice Energy charges us a combination of direct and allocated charges for general and administrative services. We also expect to incur approximately $2.5 million of incremental general and administrative expenses attributable to operating as a publicly traded partnership, such as costs associated with: annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance expenses; and director compensation.

Financing. There are differences in the way we will finance our operations as compared to the way our Predecessor financed its operations. Historically, our Predecessor’s operations were financed as part of Rice Energy’s integrated operations and our Predecessor did not record any separate costs associated with financing its operations. Additionally, our Predecessor largely relied on capital contributions from Rice Energy to satisfy its capital expenditure requirements. For purposes of our Predecessor’s historical financial statements, we have recorded our proportionate share of Rice Energy’s interest based upon Rice Energy’s estimate of the expense attributable to our operations. We intend to make cash distributions to our unitholders at an initial distribution rate of $0.1875 per unit per quarter ($0.75 per unit on an annualized basis). Based on the terms of our cash distribution policy, we expect that we will distribute most of the cash generated by our operations to our unitholders. As a result, we expect to fund future growth capital expenditures primarily from a combination of borrowings under our revolving credit facility and the issuance of additional equity or debt securities.
How We Evaluate Our Operations
We evaluate our business on the basis of the following key measures:

•	our gas gathering throughput and fresh water delivery volumes;

•	our operating expenses; and

•	our Adjusted EBITDA.
Gas Gathering Throughput and Fresh Water Services Volumes
Our management analyzes our performance based on the aggregate amount of throughput volumes on our gathering systems and volumes of fresh water distributed on our fresh water distribution systems. We must connect additional wells or well pads within our dedicated areas in order to maintain or increase volumes on our systems as a whole. Our success in connecting additional wells is impacted by successful drilling activity on the acreage dedicated to our systems, our ability to secure volumes from new wells drilled on non-dedicated acreage, our ability to attract volumes currently serviced by our competitors and our ability to cost-effectively construct new infrastructure to connect new wells.
Operating Expenses
Our management seeks to maximize the profitability of our operations in part by minimizing operating expenses. These expenses are comprised primarily of field operating costs (which include labor and measurement services, among other items), compression, pumping and procurement expense and other operating costs, some of which are independent of the volumes through our systems but fluctuate depending on the scale of our operations during a specific period.
We plan to utilize Rice Energy’s operational, technical and administrative personnel to enhance our operating efficiency and overall asset utilization. In some instances, these services are available to us at a low cost compared to the expense of developing these functions internally, and we intend to use Rice Energy personnel for many general and administrative services that represent a significant expense for competing midstream businesses.
For periods subsequent to our initial public offering, no incentive unit, stock compensation, interest or income tax expense has been allocated to us by Rice Energy. However, Rice Energy continues to allocate such expenses to its subsidiaries other than us, including PA Water and OH Water. As a result, the recast financial statements include such expenses allocated to the Water Assets by Rice Energy through November 1, 2015, the effective date of our acquisition of the Water Assets. For periods subsequent to the acquisition of the Water Assets, no such expenses will be allocated to the Water Assets.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss) before interest expense, income tax benefit, depreciation expense, non-cash equity compensation expense and certain other items management believes affect the comparability of operating results.
Adjusted EBITDA is a non-GAAP supplemental financial measures that management and external users of our combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	the financial performance of our assets, without regard to financing methods, capital structure or historical cost basis;

•
our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing or capital structure;

•	our ability to incur and service debt and fund capital expenditures;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA is net income and net cash provided by (used in) operating activities. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income or net cash provided by (used in) operating activities. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income and net cash provided by (used in) operating activities. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Results of Operations
The following table sets forth selected combined operating data for the year ended December 31, 2014 compared to the year ended December 31, 2013 and for the year ended December 31, 2013 compared to the year ended December 31, 2012:

	Year Ended December 31,			Year Ended December 31,		Change
	2014	2013	Change	2013	2012
Statement of operations: (in thousands)
Operating revenues:
Third-party	$4,585	$—	$4,585	$—	$—	$—
Affiliate	1,863	498	1,365	498	—	498
Total operating revenues	6,448	498	5,950	498	—	498

Operating expenses:
Direct operating expense	4,773	1,412	3,361	1,412	1,218	194
General and administrative expense	11,106	3,104	8,002	3,104	779	2,325
Incentive unit expense	13,480	—	13,480	—	—	—
Equity compensation expense	816	—	816	—	—	—
Depreciation expense	4,165	1,190	2,975	1,190	783	407
Acquisition costs	1,519	—	1,519	—	—	—
Amortization of intangible assets	1,156	—	1,156	—	—	—
Total operating expenses	37,015	5,706	31,309	5,706	2,780	2,926

Operating loss	(30,567)	(5,208)	(25,359)	(5,208)	(2,780)	(2,428)
Interest expense	(13,571)	(3,804)	(9,767)	(3,804)	(348)	(3,456)
Other expense	(110)	—	(110)	—	—	—
Loss before income taxes	(44,248)	(9,012)	(35,236)	(9,012)	(3,128)	(5,884)
Income tax benefit	12,920	—	12,920	—	—	—
Net loss	$(31,328)	$(9,012)	$(22,316)	$(9,012)	$(3,128)	$(5,884)
Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013
Operating revenues. Revenues from gathering and compression of natural gas increased from $0.5 million for the year ended December 31, 2013 to $6.4 million for the year ended December 31, 2014, an increase of $5.9 million. The increase year over year was due to revenues associated with third-party contracts acquired as part of the Momentum Acquisition and the revenues associated with our contract with Rice Energy from December 22, 2014 through the end of the year.
Direct operating expenses. Total direct operating expenses increased from $1.4 million for the year ended December 31, 2013 to $4.8 million for the year ended December 31, 2014, an increase of $2.7 million. The increase year-over-year was primarily due to our acquisitions of the Alpha Assets and the Momentum Assets and increased expenses associated with our operations including leases for compression equipment, contract labor and permitting.
General and administrative expenses. General and administrative expenses increased from $3.1 million for the year ended December 31, 2013 to $11.1 million for the year ended December 31, 2014, an increase of $7.2 million. The increase year over year was primarily a result of additional employees and associated indirect costs incurred to operate the Partnership.
Incentive unit expense. Incentive unit expense for the year ended December 31, 2014 was $13.5 million. This expense was triggered by Rice Energy’s initial public offering in January 2014 and as such was not applicable for years prior thereto. These costs have been allocated to us based on our estimate of the expense attributable to our operations. The payment obligation as it relates to the incentive units is with Rice Energy Irrevocable Trust and NGP Rice Holdings LLC and will not be borne by Rice Energy or by us.
Equity compensation expense. Equity compensation expense for the year ended December 31, 2014 was $0.8 million. Rice Energy allocated $0.6 million of stock compensation expense to us based on our estimate of expense attributable to our operations and $0.1 million of equity compensation expense was incurred related to phantom unit awards granted in connection with our initial public offering.
Depreciation expense. Depreciation expense increased from $1.2 million for the year ended December 31, 2013 to $4.2 million for the year ended December 31, 2014, an increase of $2.3 million. The increase year over year was primarily due to additional assets placed into service in 2014.

Acquisition costs. Acquisition costs for the year ended December 31, 2014 were $1.5 million. These costs were incurred in connection with the Momentum Acquisition.
Amortization of intangible assets. Amortization of intangible assets for the year ended December 31, 2014 was $1.2 million. Intangible assets were acquired in connection with the Momentum Acquisition and are amortized over 30 years.
Interest expense. Interest expense increased from $3.8 million for the year ended December 31, 2013 to $13.6 million for the year ended December 31, 2014, an increase of $8.4 million. The increase was primarily due to additional financing necessary by Rice Energy to us to allow for the continued development of our assets.
Income tax benefit. The $12.9 million income tax benefit was a result of the initial public offering and reorganization of Rice Energy as a corporation subject to U.S. federal income tax. Following our initial public offering, we are not subject to U.S. federal income tax and certain state income taxes due to our status as a partnership.
Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012
Direct operating expenses. Total direct operating expenses increased from $1.2 million for the year ended December 31, 2012 to $1.4 million for the year ended December 31, 2013, an increase of $0.2 million. The increase year over year was primarily due to increased expenses associated with our ongoing operations, which was offset by improved operating efficiencies.
General and administrative expenses. General and administrative expenses increased from $0.8 million for the year ended December 31, 2012 to $3.1 million for the year ended December 31, 2013, an increase of $2.3 million. The increase was primarily as a result of additional employees and associated indirect costs incurred to operate the assets.
Depreciation expense. Total depreciation expense increased from $0.8 million for the year ended December 31, 2012 to $1.2 million for the year ended December 31, 2013, an increase of $0.4 million. The increase was due to additional assets placed into service in 2013 as compared to 2012.
Interest expense. Interest expense increased from $0.3 million for the year ended December 31, 2012 to $3.8 million for the year ended December 31, 2013, primarily due to additional necessary financing by Rice Energy to us in 2013 as compared to 2012 for the continued development of our assets.

Business Segment Results of Operations
We operate in two business segments: (i) gathering and compression and (ii) water services. The gathering and compression segment provides natural gas gathering and compression services for Rice Energy and third parties in the Appalachian Basin. The water services segment is engaged in the provision of water services to support well completion activities and to collect and recycle or dispose of flowback and produced water for Rice Energy and third parties in the Appalachian Basin.
We evaluate our business segments based on their contribution to our combined results based on operating income. Please see “Item 8. Financial Statements—Notes to Combined Financial Statements—10. Financial Information by Business Segment” for a reconciliation of each segment’s operating income to our combined operating income.
The following table sets forth selected combined operating data for the year ended December 31, 2014 compared to the year ended December 31, 2013 and for the year ended December 31, 2013 compared to the year ended December 31, 2012:
Gathering and Compression Segment

	Year Ended December 31,			Year Ended December 31,		Change
	2014	2013	Change	2013	2012
Operating data: (in MDth/d)
Third-party	33	—	33	—	—	—
Affiliate	345	95	250	95	32	63
Total gathering volumes	378	95	283	95	32	63

Statement of income data: (in thousands)
Operating revenues:
Third-party	$4,585	$—	$4,585	$—	$—	$—
Affiliate	1,863	498	1,365	498	—	498
Total operating revenues	6,448	498	5,950	498	—	498

Operating expenses:
Direct operating expense	3,956	1,251	2,705	1,251	1,218	33
General and administrative expense	9,857	2,677	7,180	2,677	631	2,046
Incentive unit expense	11,974	—	11,974	—	—	—
Equity compensation expense	741	—	741	—	—	—
Depreciation expense	2,856	587	2,269	587	301	286
Acquisition costs	1,519	—	1,519	—	—	—
Amortization of intangible assets	1,156	—	1,156	—	—	—
Total operating expenses	32,059	4,515	27,544	4,515	2,150	2,365

Operating loss	$(25,611)	$(4,017)	$(21,594)	$(4,017)	$(2,150)	$(1,867)
Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013
Gathering volumes. Gathering volumes increased from 95 MDth/d for the year ended December 31, 2013 to 378 MDth/d, an increase of 283 MDth/d. The increase was comprised of an increase in affiliate volumes of 250 MDth/d and the addition of third-party volumes of 33 MDth/d. The increase in affiliate gathering volumes was attributable to the continued build-out of our gathering systems and the acquisition of the Alpha Assets, which represented 131 MDth/d and 119 MDth/d, respectively, of the increase in affiliate volumes. The third-party volume increase was attributable to the acquisition of the Momentum Assets.
Operating revenues. Revenues from gathering and compression of natural gas increased from $0.5 million for the year ended December 31, 2013 to $6.4 million for the year ended December 31, 2014, an increase of $6.0 million. The increase year over year was due to revenues associated with third-party contracts acquired as part of the Momentum Acquisition and the revenues associated with our contract with Rice Energy from December 22, 2014 through the end of the year.
Direct operating expenses. Total direct operating expenses increased from $1.3 million for the year ended December 31, 2013 to $4.0 million for the year ended December 31, 2014, an increase of $2.7 million. The increase year-over-year was primarily due to our acquisitions of the Alpha Assets and the Momentum Assets and increased expenses associated with the ongoing operation of the gathering assets including leases for compression equipment, contract labor and permitting.

General and administrative expenses. General and administrative expenses increased from $2.7 million for the year ended December 31, 2013 to $9.9 million for the year ended December 31, 2014, an increase of $7.2 million. The increase year over year was primarily a result of additional employees and associated indirect costs incurred to operate the Partnership.
Incentive unit expense. Incentive unit expense for the year ended December 31, 2014 was $12.0 million. This expense was triggered by Rice Energy’s initial public offering in January 2014 and as such was not applicable for years prior thereto. These costs have been allocated to the gathering and compression segment based on our estimate of the expense attributable to our operations. The payment obligation as it relates to the incentive units is with Rice Energy Irrevocable Trust and NGP Rice Holdings LLC and will not be borne by Rice Energy or by us.
Equity compensation expense. Equity compensation expense for the year ended December 31, 2014 was $0.7 million. Rice Energy allocated $0.6 million of stock compensation expense to the gathering and compression segment based on our estimate of expense attributable to our operations and $0.1 million of equity compensation expense was incurred related to phantom unit awards granted in connection with our initial public offering.
Depreciation expense. Depreciation expense increased from $0.6 million for the year ended December 31, 2013 to $2.9 million for the year ended December 31, 2014, an increase of $2.3 million. The increase year over year was primarily due to additional assets placed into service in 2014.
Acquisition costs. Acquisition costs for the year ended December 31, 2014 were $1.5 million. These costs were incurred in connection with the Momentum Acquisition.
Amortization of intangible assets. Amortization of intangible assets for the year ended December 31, 2014 was $1.2 million. Intangible assets were acquired in connection with the Momentum Acquisition and are amortized over 30 years.
Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012
Gathering volumes. Gathering volumes increased from 32 MDth/d for the year ended December 31, 2012 to 95 MDth/d for the year ended December 31, 2013, an increase of 63 MDth/d, all of which was comprised of affiliate gathering volumes. The increase in affiliate gathering volumes was attributable to the continued build-out of our Predecessor’s gathering systems.
Direct operating expenses. Total direct operating expenses increased from $1.2 million for the year ended December 31, 2012 to $1.3 million for the year ended December 31, 2013, an increase of less than $0.1 million. The increase year over year was primarily due to increased expenses associated with the ongoing operation of the gathering assets which was offset by improved operating efficiencies.
General and administrative expenses. General and administrative expenses increased from $0.6 million for the year ended December 31, 2012 to $2.7 million for the year ended December 31, 2013, an increase of $2.0 million. The increase was primarily as a result of additional employees and associated indirect costs incurred to operate the gathering assets.
Depreciation expense. Total depreciation expense increased from $0.3 million for the year ended December 31, 2012 to $0.6 million for the year ended December 31, 2013, an increase of $0.3 million. The increase was due to additional assets placed into service in 2013 as compared to 2012.

Water Services Segment

	Year Ended December 31,			Year Ended December 31,		Change
	2014	2013	Change	2013	2012
Operating expenses:
Direct operating expense	$817	$161	$656	$161	$—	$161
General and administrative expense	1,249	427	822	427	148	279
Incentive unit expense	1,506	—	1,506	—	—	—
Equity compensation expense	75	—	75	—	—	—
Depreciation expense	1,309	603	706	603	482	121
Total operating expenses	4,956	1,191	3,765	1,191	630	561

Operating loss	$(4,956)	$(1,191)	$(3,765)	$(1,191)	$(630)	$(561)
Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013
Operating revenues. The Water Assets have historically been a part of the integrated operations of Rice Energy, and as such, no contractual agreement was in place related to the water services provided to Rice Energy in historical periods prior to December 22, 2014. Additionally, no third-party contracts were in place for the periods presented related to the Water Assets. As no water services were provided to Rice Energy from December 22, 2014 to December 31, 2014, no revenues were recorded for the years ended December 31, 2014 and 2013.
Direct operating expenses. Total direct operating expenses increased from $0.2 million for the year ended December 31, 2013 to $0.8 million for the year ended December 31, 2014, an increase of $0.7 million. The increase year-over-year was primarily due to increased expenses associated with their operations including contract labor and permitting.
General and administrative expenses. General and administrative expenses increased from $0.4 million for the year ended December 31, 2013 to $1.2 million for the year ended December 31, 2014, an increase of $0.8 million. The increase year over year was primarily a result of increases in the allocation of costs from Rice Energy associated with additional employees and associated indirect costs incurred to operate the water assets.
Incentive unit expense. Incentive unit expense for the year ended December 31, 2014 was $1.5 million. This expense was triggered by Rice Energy’s initial public offering in January 2014 and as such was not applicable for years prior thereto. These costs have been allocated to the water services segment based on Rice Energy’s estimate of the expense attributable to their operations. The payment obligation as it relates to the incentive units is with Rice Energy Irrevocable Trust and NGP Rice Holdings LLC and will not be borne by Rice Energy or by us.
Equity compensation expense. Equity compensation expense for the year ended December 31, 2014 was $0.1 million. This expense was allocated by Rice Energy to the water services segment based on Rice Energy’s estimate of expense attributable to their operations.
Depreciation expense. Depreciation expense increased from $0.6 million for the year ended December 31, 2013 to $1.3 million for the year ended December 31, 2014, an increase of $0.7 million. The increase year over year was primarily due to additional assets placed into service in 2014.
Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012
Operating revenues. The Water Assets have historically been a part of the integrated operations of Rice Energy, and as such, no contractual agreement was in place related to the water services provided to Rice Energy in historical periods prior to December 22, 2014. Additionally, no third-party contracts were in place for the periods presented related to the Water Assets. As no water services were provided to Rice Energy from December 22, 2014 to December 31, 2014, no revenues were recorded for the years ended December 31, 2013 and 2012.
Direct operating expenses. Total direct operating expenses increased from zero for the year ended December 31, 2012 to $0.2 million for the year ended December 31, 2013, an increase of less than $0.2 million. The increase year over year was primarily due to increased expenses associated with their ongoing operations.
General and administrative expenses. General and administrative expenses increased from $0.1 million for the year ended December 31, 2012 to $0.4 million for the year ended December 31, 2013, an increase of $0.3 million. The increase was primarily as a result of increases in the allocation of costs from Rice Energy associated with additional employees and associated indirect costs incurred to operate the assets.

Depreciation expense. Total depreciation expense increased from $0.5 million for the year ended December 31, 2012 to $0.6 million for the year ended December 31, 2013, an increase of $0.1 million. The increase was due to additional assets placed into service in 2013 as compared to 2012.
Capital Resources and Liquidity
Sources and Uses of Cash
Historically, our sources of liquidity included funding from Rice Energy and cash generated from operations. Prior to our initial public offering, we historically participated in Rice Energy’s centralized cash management program, whereby excess cash from most of its subsidiaries was maintained in a centralized account. Following the closing of our initial public offering, we maintain our own bank accounts and sources of liquidity and utilize Rice Energy’s cash management system and expertise. The Water Assets have also historically participated in Rice Energy’s centralized cash management program prior to their acquisition.
On November 4, 2015, we entered into the Purchase Agreement by and between us and Rice Energy, pursuant to which the we acquired the Water Assets and the Option. In consideration for the acquisition of the Water Assets and the Option, we paid Rice Energy $200.0 million in cash plus an additional amount, if certain of the conveyed systems’ capacities increase by 5.0 MMgal/d on or prior to December 31, 2017, equal to $25.0 million less the capital expenditures expended by the Partnership to achieve such increase, in accordance with the terms of the Purchase Agreement. On November 10, 2015, we completed the private placement of 13,409,961 common units for gross proceeds of approximately $175.0 million (the “Private Placement”) The Private Placement closed on November 10, 2015. We used the net proceeds to repay a portion of the borrowings under our revolving credit facility. As of November 13, 2015, after giving effect to the acquisition of the Water Assets, expansion capital expenditures and the Private Placement proceeds we had $122.0 million of borrowings outstanding under our revolving credit facility.
In addition to the retention of a portion of the net proceeds from our initial public offering and proceeds from the private placement of our common units to fund expansion capital expenditures, we expect that capital and liquidity will be provided by operating cash flow and borrowings under our revolving credit facility, discussed below. We expect cash flow from operations to continue to contribute to our liquidity in the future. However, other sources of liquidity will include borrowing capacity our revolving credit facility and proceeds from the issuance of additional limited partner units. We expect the combination of these capital resources will be adequate to meet our short-term working capital requirements, long-term capital expenditures program and expected quarterly cash distributions.
The board of directors of our general partner adopted a cash distribution policy pursuant to which we intend to distribute at least the quarterly distribution of $0.1875 per unit ($0.75 per unit on an annualized basis) on all of our units to the extent we have sufficient cash after the establishment of cash reserves and the payment of our expenses, including payments to our general partner and its affiliates. On February 20, 2015, a prorated cash distribution of $0.0204 per common unit was paid to our unitholders related to the fourth quarter of 2014. On May 14, 2015, a cash distribution of $0.1875 per common and subordinated unit was paid to our unitholders related to the first quarter of 2015. On August 13, 2015, a cash distribution of $0.1905 per common and subordinated unit was paid to our unitholders related to the second quarter of 2015. On October 23, 2015, the Board of Directors of our general partner declared a cash distribution to our unitholders for the third quarter of 2015 of $0.1935 per common and subordinated unit. The cash distribution was paid on November 12, 2015 to unitholders of record at the close of business on November 3, 2015. We expect our future cash requirements relating to working capital, maintenance capital expenditures and quarterly cash distributions to our partners will be funded from cash flows internally generated from our operations. Our expansion capital expenditures will be funded by borrowings under our revolving credit facility or from potential capital market transactions.
Cash Flow Provided by Operating Activities
Net cash used in operating activities was $7.2 million for the year ended December 31, 2013 and $25.0 million for the year ended December 31, 2014. The decrease in cash flow from operations year over year was primarily the result of increased operating activities. Net cash used in operating activities was $2.2 million for the year ended December 31, 2012 and $7.2 million for the year ended December 31, 2013. The decrease in cash flow from operations for the year ended December 31, 2013 compared to the year ended December 31, 2012 was primarily the result of increased operating expenses.
Cash Flow Used in Investing Activities
Prior to our initial public offering, our gathering and compression capital expenditures were funded by Rice Energy, and prior to the acquisition of the Water Assets, capital expenditures associated with the Water Assets were funded by Rice Energy.

During the year ended December 31, 2014, we used cash flows in investing activities totaling $336.3 million primarily to fund the Momentum Acquisition and capital expenditures for our gathering, compression and water systems. During the years ended December 31, 2013 and 2012, we used cash flows in investing activities totaling $44.2 million and $14.7 million, respectively, to fund capital expenditures for gathering systems.
Cash Flow Provided by Financing Activities
Net cash provided by financing activities for the year ended December 31, 2014 of $388.0 million was primarily the result our initial public offering and contributions from Rice Energy, offset by the distribution to Rice Energy in connection with our initial public offering. Prior to our initial public offering and our acquisition of the Water Assets, certain advances from affiliates were viewed as financing transactions as we would have otherwise obtained alternative financing to fund these transactions. Net cash provided by financing activities for the years ended December 31, 2013 and December 31, 2012 of $51.6 million and $16.9 million, respectively, was the result of contributions by Rice Energy.
Capital Requirements
The midstream business is capital intensive, requiring significant investment for the maintenance of existing assets and the development of new systems and facilities. We categorize our capital expenditures as either:

•
Expansion capital expenditures: Expansion capital expenditures are cash expenditures to construct new midstream infrastructure and those expenditures incurred in order to extend the useful lives of our assets, reduce costs, increase revenues or increase system capacity from current levels, including well connections that increase existing volumes. Examples of expansion capital expenditures include the construction, development or acquisition of additional gas gathering and water pipelines, compressor stations, pumping stations and impoundment facilities, in each case to the extent such capital expenditures are expected to expand our capacity or our operating income. In the future, if we make acquisitions that increase system throughput or capacity or our operating income, the associated capital expenditures may also be considered expansion capital expenditures.

•
Maintenance capital expenditures: Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our capacity or revenue. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines, to connect new wells and water sources, to maintain gathering, compression and impoundment facilities, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

For the year ending December 31, 2015, we plan to invest $200.0 million, of which $5.0 million represent estimated maintenance capital expenditures and $195.0 million represent estimated expansion capital expenditures. Estimated maintenance capital expenditures for the year ending December 31, 2015 reflect management’s judgment of the amount of capital that will be needed annually to maintain, over the long term, the operating capacity and operating income of our assets. The types of maintenance capital expenditures that we expect to incur include expenditures to connect additional wells to maintain current volumes and expenditures to replace system components and equipment that have suffered significant wear and tear, become obsolete or approached the end of their useful lives. Our natural gas gathering and water distribution systems have been recently constructed, and as a result we anticipate that they will require minimal levels of capital expenditure to repair wear and tear and sustain their current level of operation. The expansion capital expenditures estimated to be spent during the year ending December 31, 2015 are related to projects that will increase our long-term operating capacity and operating income and position us to capitalize on the growth opportunities we anticipate impacting our dedicated areas in the near-term. In particular, during 2015, we anticipate incurring approximately $90.0 million of capital expenditures pertaining to the construction and development of compressor stations.
Our future expansion capital expenditures may vary significantly from period to period based on the investment opportunities available to us. We expect our future cash requirements relating to working capital, maintenance capital expenditures and quarterly cash distributions to our partners will be funded from cash flows internally generated from our operations. Our growth or expansion capital expenditures will be funded by borrowings under our revolving credit facility or from potential capital market transactions.
Debt Agreements and Contractual Obligations
Revolving Credit Facility
We, as guarantor, and Rice Midstream OpCo LLC, as borrower, entered into a revolving credit facility in connection with the closing of our initial public offering. Our revolving credit facility provides for lender commitments of $450.0 million, with an additional $200.0 million of commitments available under an accordion feature subject to lender approval. The credit facility provides for a letter of credit sublimit of $50.0 million. As of December 31, 2014, Rice Midstream OpCo had no borrowings outstanding and no letters of credit under this facility. The revolving credit facility is available to fund working capital requirements and capital expenditures, to purchase assets, to pay distributions and repurchase units and for general partnership purposes. The credit facility matures on December 22, 2019.
Principal amounts borrowed are payable on the maturity date, and interest is payable quarterly for base rate loans and at the end of the applicable interest period for Eurodollar loans. We have a choice of borrowing in Eurodollars or at the base rate. Eurodollar loans bear interest at a rate per annum equal to the applicable LIBOR Rate plus an applicable margin ranging from 175 to 275 basis points, depending on the leverage ratio then in effect. Base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 75 to 175 basis points, depending on the leverage ratio then in effect. The carrying amount of the revolving credit facility is comprised of borrowings for which interest accrues under a fluctuating interest rate structure. We also pay a commitment fee based on the undrawn commitment amount ranging from 35 to 50 basis points.
Our revolving credit facility is secured by mortgages and other security interests on substantially all of our properties and guarantees from us and our restricted subsidiaries.
Our revolving credit facility may limit our ability to, among other things:

•	incur or guarantee additional debt;

•	redeem or repurchase units or make distributions under certain circumstances;

•	make certain investments and acquisitions;

•	incur certain liens or permit them to exist;

•	enter into certain types of transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer, sell or otherwise dispose of assets.
Our revolving credit facility also requires us to maintain the following financial ratios:

•
an interest coverage ratio, which is the ratio of our consolidated EBITDA (as defined within the revolving credit facility) to our consolidated current interest expense of at least 2.50 to 1.0 at the end of each fiscal quarter;

•
a consolidated total leverage ratio, which is the ratio of consolidated debt to consolidated EBITDA, of not more than 4.75 to 1.0, and after electing to issue senior unsecured notes, a consolidated total leverage ratio of not more than 5.25 to 1.0, and, in each case, with certain increases in the permitted total leverage ratio following the completion of a material acquisition; and

•	if we elect to issue senior unsecured notes, a consolidated senior secured leverage ratio, which is the ratio of consolidated senior secured debt to consolidated EBITDA, of not more than 3.50 to 1.0.
We were in compliance with such covenants and ratios effective as of December 31, 2014.
Contractual Obligations. A summary of our contractual obligations as of December 31, 2014 is provided in the following table.

	Payments due by period For the Year Ending December 31,
(in thousands)	2015	2016	2017	2018	2019	Thereafter	Total
Operating lease obligations	$1,599	$1,506	$855	$855	$855	$646	$6,316

Critical Accounting Policies and Estimates
The discussion and analysis of our financial condition and results of operations are primarily based upon our combined financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these combined financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate these estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of these combined financial statements. Please read Note 1 of the notes to our combined financial statements for an expanded discussion of our significant accounting policies and estimates made by management.
Property and Equipment
Property and equipment primarily consists of gathering and water pipelines and impoundment facilities and is stated at the lower of historical cost less accumulated depreciation, or fair value, if impaired. We capitalize construction-related direct labor and material costs. Maintenance and repair costs are expensed as incurred.
Depreciation is computed over the asset’s estimated useful life using the straight-line method, based on estimated useful lives and salvage values of assets. Gathering pipelines and compressor stations are depreciated over a useful life of 60 years and water assets are depreciated over a useful life of 10 to 15 years. Uncertainties that may impact these estimates include, among others, changes in laws and regulations relating to environmental matters, including air and water quality, restoration and abandonment requirements, economic conditions and supply and demand in the area. When assets are placed into service, management makes estimates with respect to useful lives and salvage values that management believes are reasonable. However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts.
We evaluate the ability to recover the carrying amount of long-lived assets and determine whether such long-lived assets have been impaired. Impairment exists when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence. If the carrying amount of the long-lived asset is not recoverable, based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying amount over its estimated fair value, such that the asset’s carrying amount is adjusted to its estimated fair value with an offsetting charge to impairment expense. No impairments have been recorded in our accompanying combined financial statements.
General and Administrative Costs
For periods prior to our initial public offering, general and administrative costs were allocated to our Predecessor based on the nature of the expenses and were allocated based on our estimate of the expense attributable to our operations. These allocations were based on estimates and assumptions that management believes are reasonable. Upon completion of our initial public offering, we entered into an omnibus agreement with Rice Energy, our general partner, Rice Poseidon and Rice Midstream Holdings. Pursuant to the omnibus agreement, Rice Energy performs centralized corporate and general and administrative services for us, such as financial and administrative, information technology, legal, health, safety and environmental, human resources, procurement, engineering, business development, investor relations, insurance and tax. In exchange, we reimburse Rice Energy for the expenses incurred in providing these services.
Incentive Unit and Equity Compensation Expenses
Similar to general and administrative expenses, for periods prior to our initial public offering, our Predecessor was allocated its proportionate share of certain incentive unit and stock compensation expenses recognized by Rice Energy based on Rice Energy’s estimate of the expense attributable to our Predecessor’s operations. For periods subsequent to our initial public offering, no incentive unit and stock compensation expense has been allocated to us by Rice Energy. However, incentive unit expense and equity compensation expense includes amounts allocated to the Water Assets from Rice Energy for periods subsequent to our initial public offering.

Goodwill
Goodwill is the cost of an acquisition less the fair value of the net identifiable assets of the acquired business. We evaluate goodwill for impairment at least annually, and whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Step 1 is to determine the fair value of the reporting unit and if such fair value is greater than the carrying value a Step 2 analysis is not required. However, in the event a Step 2 analysis is required, if the carrying amount of the goodwill exceeds the implied fair value of that goodwill, the excess of the carrying value over the implied fair value is recognized as an impairment loss. Management performed a Step 1 analysis for 2014 and determined the fair value of our business using both the income and market approaches. This type of analyses require us to make assumptions and estimates regarding industry and economic factors such as production volumes, commodity pricing, discount rates, gathering rates and natural gas reserves. It is our policy to conduct impairment testing based on our current business strategy in light of present industry and economic conditions, as well as future expectations. No impairments for goodwill have been recorded for the year ended December 31, 2014.
Acquisitions
In accordance with accounting guidance for business combinations, we allocate the purchase price of an acquired business to its identifiable assets and liabilities based on estimated fair values. The excess of the purchase price over the amount allocated to the assets and liabilities, if any, is recorded as goodwill. We use all available information to estimate fair values.
Our purchase price allocation methodology contains uncertainties because it requires management to make assumptions and to apply judgment to estimate the fair value of acquired assets and liabilities. Management estimates the fair value of assets and liabilities based upon quoted market prices, the carrying value of the acquired assets and widely accepted valuation techniques, including both the income and market approaches. Unanticipated events or circumstances may occur which could affect the accuracy of our fair value estimates, including assumptions regarding industry economic factors and business strategies. If actual results are materially different than the assumptions we used to determine fair value of the assets and liabilities acquired through a business combination, it is possible that adjustments to the carrying values of such assets and liabilities will have an impact on our net earnings. For additional information on acquisitions, please read Note 3 to our combined financial statements.
New Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”), No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” or ASU 2014-09. The FASB created Topic 606 which supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition,” and most industry-specific guidance throughout the Industry Topics of the Codification. ASU 2014-09 will enhance comparability of revenue recognition practices across entities, industries and capital markets compared to existing guidance. Additionally, ASU 2014-09 will reduce the number of requirements which an entity must consider in recognizing revenue, as this update will replace multiple locations for guidance. The FASB and International Accounting Standards Board initiated this joint project to clarify the principles for recognizing revenue and to develop a common revenue standard for both U.S. GAAP and International Financial Reporting Standards. In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date.” The amendments in this update deferred the effective date for implementation of ASU 2014-09 by one year. ASU 2014-09 will now be effective for annual reporting periods beginning after December 15, 2017 and should be applied retrospectively. Early application is permitted only for annual reporting periods beginning after December 15, 2016, including interim reporting periods within that period. We have not yet selected a transition method and are currently evaluating the standard and the impact on our combined financial statements and footnote disclosures.
In February 2015, the FASB issued ASU, 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis.” ASU 2015-02 affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. ASU 2015-02 is effective for periods beginning after December 15, 2015 with early adoption permitted. We are currently evaluating the new guidance and have not determined the impact this standard may have on our financial statements.
In April 2015, the FASB issued ASU, 2015-03, “Interest—Imputation of Interest (Subtopic 835-30): Simplification of Debt Issuance Costs.” ASU 2015-03 was issued to simplify the presentation of debt issuance costs by requiring debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts. ASU 2015-03 is effective for periods beginning after December 15, 2015 with early adoption permitted. In August 2015, the FASB issued ASU 2015-15, “Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements.” ASU 2015-15 clarifies the guidance in ASU 2015-03 regarding presentation and subsequent measurement of debt issuance costs related to line-of-credit arrangements. The SEC staff announced they would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. We are currently evaluating the impact of the provisions of ASU 2015-03 and ASU 2015-15.
In April 2015, the FASB issued ASU, 2015-06, “Earnings Per Share (Topic 260): Effects on Historical Earnings per Unit of Master Limited Partnership Dropdown Transactions.” ASU 2015-6 was issued to clarify the process for updating historical earnings per unit disclosures under the two-class method when a drop-down transaction occurs between entities under common control. ASU 2015-06 is effective for periods beginning after December 15, 2015.  The guidance should be applied retrospectively and early adoption is permitted. We are currently evaluating the impact of the guidance on our combined financial statements.
Off-Balance Sheet Arrangements
Currently, we do not have any off-balance sheet arrangements as defined by the SEC. In the ordinary course of business, we enter into various commitment agreements and other contractual obligations, some of which are not recognized in our combined financial statements in accordance with GAAP. See Note 4 to our combined financial statements for a description of our commitments and contingencies.

Part II, Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm
The Board of Directors of Rice Midstream Management LLC and Unitholders of
Rice Midstream Partners LP

We have audited the accompanying combined balance sheets of Rice Midstream Partners LP (the Partnership) as of December 31, 2014 and 2013, and the related combined statements of operations, cash flows and partners’ capital for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Rice Midstream Partners LP at December 31, 2014 and 2013, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
November 13, 2015

Rice Midstream Partners LP
Combined Balance Sheets (1)

	December 31,
(in thousands)	2014	2013
Assets
Current assets:
Cash	$26,834	$148
Accounts receivable	297	127
Accounts receivable - affiliate	2,049	112
Prepaid expenses and other	32	—
Deposits	201	—
Total current assets	29,413	387

Property and equipment, net	323,871	74,058
Deferred financing costs, net	2,874	—
Goodwill	39,142	—
Intangible assets, net	47,791	—
Total assets	$443,091	$74,445

Liabilities and partners’ capital
Current liabilities:
Accounts payable	109	6,076
Accrued capital expenditures	7,502	593
Payable to affiliate	156	304
Other accrued liabilities	1,577	303
Total current liabilities	9,344	7,276

Long-term liabilities:
Deferred tax liabilities	1,903	—
Asset retirement obligations	1,900	547
Total liabilities	13,147	7,823

Partners’ capital:
Parent net equity	36,594	66,622
Common units (28,753,623 issued and outstanding at December 31, 2014)	442,451	—
Subordinated units (28,753,623 issued and outstanding at December 31, 2014)	(49,101)	—
Total liabilities and partners’ capital	$443,091	$74,445
(1) Financial statements for 2014 and 2013 have been retrospectively recast to reflect the acquisition of the Water Assets. See Note 2 for additional information.

The accompanying notes are an integral part of these Combined Financial Statements.

Rice Midstream Partners LP
Combined Statements of Operations (1)

	Years Ended December 31,
(in thousands, except unit data)	2014	2013	2012
Operating revenues:
Third-party	$4,585	$—	$—
Affiliate	1,863	498	—
Total operating revenues	6,448	498	—

Operating expenses:
Direct operating expense	4,773	1,412	1,218
General and administrative expense (2)	11,106	3,104	779
Incentive unit expense (3)	13,480	—	—
Equity compensation expense (4)	816	—	—
Depreciation expense	4,165	1,190	783
Acquisition costs	1,519	—	—
Amortization of intangible assets	1,156	—	—
Total operating expenses	37,015	5,706	2,780

Operating loss	(30,567)	(5,208)	(2,780)
Interest expense (5)	(13,571)	(3,804)	(348)
Other expense	(110)	—	—
Loss before income taxes	(44,248)	(9,012)	(3,128)
Income tax benefit	12,920	—	—
Net loss	$(31,328)	$(9,012)	$(3,128)

Calculation of limited partner interest in net income:
Net loss	$(31,328)
Less: Pre-IPO net loss allocated to parent	(27,787)
Less: Pre-acquisition net loss allocated to general partner	(4,703)
Limited partner net income	$1,162

Net income per limited partner unit (basic and diluted) (6)
Common units	$0.02
Subordinated units	$0.02

(1)	Financial statements for 2014, 2013 and 2012 have been retrospectively recast to reflect the acquisition of the Water Assets. See Note 2 for additional information.

(2)	General and administrative expenses include charges from Rice Energy of $9.6 million, $2.9 million and $0.8 million for the years ended December 31, 2014, 2013 and 2012, respectively.

(3)	Incentive unit expense for the year ended December 31, 2014 was allocated from Rice Energy.

(4)	Equity compensation expense includes stock compensation expense allocated by Rice Energy of $0.7 million for the year ended December 31, 2014.

(5)	Interest expense includes charges from Rice Energy of $13.5 million, $3.8 million and $0.3 million for the years ended December 31, 2014, 2013 and 2012, respectively.

(6)
Net income per limited partner unit is presented only for the period subsequent to the Partnership’s initial public offering and does not include results attributable to the Water Assets as these results are not attributable to limited partners of the Partnership.

The accompanying notes are an integral part of these Combined Financial Statements.

Rice Midstream Partners LP
Combined Statements of Cash Flows (1)

	Years Ended December 31,
(in thousands)	2014	2013	2012
Cash flows from operating activities:
Net loss	$(31,328)	$(9,012)	$(3,128)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	4,165	1,190	783
Amortization of intangibles	1,156	—	—
Incentive unit expense	13,480	—	—
Equity compensation expense	816	—	—
Deferred income tax benefit	(12,920)	—	—
Increase in:
Accounts receivable	(2,106)	(239)	—
Prepaid expenses and other	(233)	—	—
Increase (decrease) in:
Accounts payable	(566)	321	—
Accrued liabilities	2,515	554	148
Net cash used in operating activities	(25,021)	(7,186)	(2,197)

Cash flows from investing activities:
Capital expenditures	(169,826)	(44,244)	(14,705)
Acquisition of Marcellus joint venture	(55,000)	—	—
Acquisition of Momentum assets	(111,447)	—	—
Net cash used in investing activities	(336,273)	(44,244)	(14,705)

Cash flows from financing activities:
Costs related to initial public offering	(2,396)	—	—
Common units issuance	444,134	—	—
Additions to deferred financing costs	(2,874)	—	—
Contributions from parent	363,549	51,578	16,902
Distribution to Rice Energy	(414,433)	—	—
Net cash provided by financing activities	387,980	51,578	16,902

Net increase in cash	26,686	148	—
Cash at the beginning of the year	148	—	—
Cash at the end of the year	$26,834	$148	$—

(1)	Financial statements for 2014, 2013 and 2012 have been retrospectively recast to reflect the acquisition of the Water Assets. See Note 2 for additional information.

The accompanying notes are an integral part of these Combined Financial Statements.

Rice Midstream Partners LP
Statements of Combined Partners’ Capital (1)

		Limited Partners
(in thousands)	Parent Net Equity	Common	Subordinated	Total
Balance, January 1, 2012	$10,282	$—	$—	$10,282
Contributions from parent, net	16,902	—	—	16,902
Net loss	(3,128)	—	—	(3,128)
Balance, December 31, 2012	$24,056	$—	$—	$24,056
Contributions from parent, net	51,578	—	—	51,578
Net loss	(9,012)	—	—	(9,012)
Balance, December 31, 2013	$66,622	$—	$—	$66,622
Contributions from parent, net	363,549	—	—	363,549
Tax impact of parent initial public offering	(4,118)	—	—	(4,118)
Incentive compensation expense	13,480	—	—	13,480
Stock compensation expense	678	—	—	678
Elimination of current and deferred tax liabilities	(6,382)	—	—	(6,382)
Net loss attributable to parent	(27,787)	—	—	(27,787)
Contribution of net assets to Rice Midstream Partners LP	(364,745)	46	364,699	—
Issuance of common units to public, net of offering costs	—	441,738	—	441,738
Distribution of proceeds	—	(52)	(414,381)	(414,433)
Equity compensation	—	138	—	138
Pre-acquisition net loss attributable to the general partner	(4,703)	—	—	(4,703)
Limited partner net income	—	581	581	1,162
Balance, December 31, 2014	$36,594	$442,451	$(49,101)	$429,944

(1)	Financial statements for 2014, 2013 and 2012 have been retrospectively recast to reflect the acquisition of the Water Assets. See Note 2 for additional information.

The accompanying notes are an integral part of these Combined Financial Statements.

Rice Midstream Partners LP
Notes to Combined Financial Statements

1.	Summary of Significant Accounting Policies and Related Matters
Organization, Operations and Principals of Consolidation/Combination
Rice Midstream Partners LP (“Rice Midstream Partners” or the “Partnership”), which closed its initial public offering (“IPO”) on December 22, 2014, is a growth-oriented Delaware limited partnership formed by Rice Energy Inc. (“Rice Energy”) in August 2014. Prior to December 22, 2014, the natural gas gathering, compression and water distribution assets of Rice Poseidon Midstream, LLC (“Rice Poseidon”), together with the natural gas gathering and water distribution assets (the “Alpha Assets”) of Alpha Shale Resources, LP (“Alpha Shale”), constitute the predecessor to Rice Midstream Partners for accounting purposes (the “Predecessor”). References in these combined financial statements to the Partnership, when used for periods prior to its IPO, refer to the Predecessor. References in these combined financial statements, when used for periods beginning at or following the IPO, refer collectively to the Partnership and its consolidated subsidiaries. Additionally, as discussed below and in Note 2, the Partnership’s consolidated financial statements have been retrospectively recast for all periods presented to include the historical results of the Water Assets (defined below), as the transaction is accounted for as a combination of entities under common control. References in these combined financial statements to “Rice Energy” refer collectively to Rice Energy, Inc. and its consolidated subsidiaries, other than our Predecessor.
Rice Poseidon was formed in July 2013 to hold all of Rice Drilling B LLC’s (“Rice Drilling B”) wholly-owned natural gas gathering, compression and fresh water distribution assets in Pennsylvania. Rice Drilling B is a wholly-owned operating company of Rice Energy. At the time of the formation of Rice Poseidon, the only natural gas gathering, compression and fresh water distribution assets in Pennsylvania not included in Rice Poseidon and in which Rice Drilling B owned any interest were the Alpha Assets, which are treated as having been acquired by the Predecessor upon Rice Drilling B’s acquisition of the remaining 50% interest in Alpha Shale from a third party in January 2014. Prior to the formation of Rice Poseidon, the assets of Rice Poseidon were held in various subsidiaries of Rice Drilling B.
As it relates to the Predecessor, when discussing periods:

•
prior to the formation of Rice Poseidon in July 2013, refers to the Pennsylvania natural gas gathering, compression and water distribution assets and operations held in various subsidiaries of Rice Drilling B;

•	subsequent to the formation of Rice Poseidon in July 2013 through January 29, 2014, refers to the natural gas gathering, compression and water distribution assets and operations of Rice Poseidon;

•
subsequent to January 29, 2014 through April 17, 2014, refers collectively to the natural gas gathering, compression and water distribution assets and operations of Rice Poseidon taken together with the Alpha Assets; and

•
subsequent to April 17, 2014 up to December 22, 2014, refers collectively to the natural gas gathering, compression and water distribution assets and operations of Rice Poseidon, the Alpha Assets and the Momentum Assets (discussed below) from their respective dates of acquisition.

Subsequent to January 29, 2014, the Predecessor includes the Alpha Assets. Prior to January 29, 2014, Rice Energy and a third party each owned a 50% interest in Alpha Shale, a joint venture formed to own and develop natural gas acreage in the Marcellus shale, including the Alpha Assets. On January 29, 2014, in connection with the completion of its IPO, Rice Energy acquired the remaining 50% third-party interest in Alpha Shale.
In addition, on April 17, 2014, Rice Poseidon acquired the natural gas gathering assets (the “Momentum Assets”) in eastern Washington and Greene Counties, Pennsylvania, from M3 Appalachia Gathering LLC.
On November 4, 2015, the Partnership entered into a Purchase and Sale Agreement (the “Purchase Agreement”) by and between the Partnership and Rice Energy. Pursuant to the terms of the Purchase Agreement, the Partnership acquired all of the outstanding limited liability company interests of Rice Water Services (PA) LLC and Rice Water Services (OH) LLC, two wholly-owned indirect subsidiaries of Rice Energy that own and operate Rice Energy’s water services business with an effective date as of November 1, 2015. The acquired business includes Rice Energy’s Pennsylvania and Ohio fresh water distribution systems and related facilities that provide access to fresh water from the Monongahela River, the Ohio River and other regional water sources in Pennsylvania and Ohio (the “Water Assets”). Rice Energy has also granted the Partnership, until December 31, 2025, (i) the exclusive right to develop water treatment facilities in the areas of dedication defined in the Water Services Agreements (defined in Note 9) and (ii) an option to purchase any water treatment facilities acquired by Rice Energy in such areas at Rice Energy’s acquisition cost (collectively, the “Option”).

The acquisition is accounted for as a combination of entities under common control, and as such, the Partnership’s consolidated financial statements have been retrospectively recast for all periods presented to include the historical results of the Water Assets. Our Predecessor included certain fresh water distribution assets and operations in Pennsylvania that were distributed to Rice Midstream Holdings LLC concurrently with the closing of the Partnership’s IPO. These fresh water distribution assets are included as part of the Water Assets that were acquired on November 4, 2015, and as such, the historical results related to those operations are included for all periods presented.
The combined financial statements of the Partnership have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). As it relates to the Predecessor, the combined financial statements have been prepared, prior to December 22, 2014, from the separate records maintained by Rice Energy and may not necessarily be indicative of the actual results of operations that might have occurred if the Predecessor had been operated separately during the periods prior to the Partnership’s IPO. Because a direct ownership relationship did not exist among the businesses comprising the Predecessor, the net investment in the Predecessor is shown as parent net equity in the combined financial statements. Additionally, in connection with the IPO, Rice Energy was assigned all cash and cash equivalents, accounts receivable, accounts payable and accrued capital expenditures by our Predecessor on December 22, 2014. Subsequent to the Partnerships IPO, the combined financial statements include the accounts of Rice Midstream Partners and its subsidiaries; Rice Midstream OpCo LLC (“Rice Midstream OpCo”), and Rice Poseidon. Additionally, the combined financial statements include the historical results of the Water Assets. Transactions between the Partnership and Rice Energy have been identified in the combined financial statements as transactions between related parties.
The Partnership does not have any employees. Operational support for the Partnership is provided by Rice Energy. Rice Energy’s employees manage and conduct the Partnership’s daily business operations.
The Partnership’s cost of doing business incurred by Rice Energy on behalf of the Partnership have been reflected in the accompanying combined financial statements. These costs include general and administrative expenses allocated by Rice Energy to the Partnership in exchange for:

•	business services, such as payroll, accounts payable and facilities management;

•	corporate services, such as finance and accounting, legal, human resources and public and regulatory policy; and

•	employee compensation.
Nature of Business
The Partnership is a fee-based, growth-oriented limited partnership formed by Rice Energy to own, operate, develop and acquire midstream assets in the Appalachian Basin. The Partnership provides midstream services to Rice Energy and third parties within three counties in the Appalachian Basin through two primary segments: the gathering and compression segment and the water services segment.
Gathering and compression segment. The Partnership’s gas gathering assets consist of a high-pressure dry gas gathering system and associated compression in Washington County, Pennsylvania and a high-pressure dry gas gathering system in Greene County, Pennsylvania. The Partnership provides gas gathering and compression services under long-term, fixed-fee contracts, to Rice Energy and third parties.
Water services segment. The Partnership’s water services assets consist of water pipelines, impoundment facilities, pumping stations, take point facilities and measurement facilities which are used to support well completion activities and to collect and recycle or dispose of flowback and produced water for Rice Energy and third parties in Washington and Greene Counties, Pennsylvania and Belmont County, Ohio. The Partnership provides water services under long-term, fee-based contracts, to Rice Energy and third parties.
Use of Estimates
The Partnership prepares its combined financial statements in conformity with GAAP, which require management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.
Risks and Uncertainties
The Partnership relies on revenues generated from its gathering, compression and water distribution systems, all of which are located in three counties within the Appalachian Basin. As a result of this concentration, the Partnership may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area. Additionally, the Partnership is substantially dependent on Rice Energy as its most significant current customer, and the Partnership expects to derive a substantial majority of its revenues from Rice Energy for the foreseeable future. As a result, any event, whether in the Partnership’s dedicated areas or otherwise, that adversely affects Rice Energy’s production, drilling and completion schedule, financial condition, leverage, market reputation, liquidity, results of operations or cash flows may adversely affect its revenues and cash available for distribution.
Revenue Recognition
Revenues relating to the gathering of natural gas are recognized in the period service is provided. Under these arrangements, the Partnership receives a fee or fees for gathering of natural gas and/or compression services. The revenue the Partnership earns from these arrangements is generally directly related to the volume of natural gas that flows through its systems. Revenue is recognized for gathering activities when deliveries of natural gas are made.
Cash
The Partnership maintains cash at financial institutions which may at times exceed federally insured amounts and which may at times significantly exceed combined balance sheet amounts due to outstanding checks. The Partnership has no other accounts that are considered cash equivalents.
Accounts Receivable
Accounts receivable are stated at their historical carrying amount. The Partnership extends credit to parties in the normal course of business based upon management’s assessment of their creditworthiness. A valuation allowance is provided for those accounts for which collection is estimated as doubtful; uncollectible accounts are written off and charged against the allowance. In estimating the allowance, management considers, among other things, how recently and how frequently payments have been received and the financial position of the party. There was no allowance recorded for any of the years presented in the combined financial statements.
Asset Retirement Obligations
The Partnership operates and maintains its gathering systems and it intends to do so as long as supply and demand for natural gas exists, which the Partnership expects for the foreseeable future. Therefore, no asset retirement obligation has been recorded for its gathering systems as the Partnership believes that these assets have indeterminate useful lives. Asset retirement obligations related to the Water Assets presented in the combined balance sheets at December 31, 2014 and 2013 is approximately $1.9 million and $0.5 million, respectively.
Interest
The Partnership capitalizes interest on expenditures for significant capital projects while activities are in progress to bring the assets to their intended use. Upon completion of construction of the asset, the associated capitalized interest costs are included within the Partnership’s asset base and depreciated accordingly. The following table summarizes the components of the Partnership’s interest incurred for the years ended December 31, 2014, 2013 and 2012:

(in thousands)	2014	2013	2012
Interest incurred:
Interest expensed	$13,571	$3,804	$348
Interest capitalized	402	1,324	1,385
Total incurred	$13,973	$5,128	$1,733

Property and Equipment
Property and equipment is recorded at cost and is being depreciated over estimated useful lives on a straight-line basis. Gathering pipelines and compressor stations are depreciated over a useful life of 60 years. Water pipelines, pumping stations and impoundment facilities are depreciated over a useful life of 10 to 15 years. Depreciation expense was $4.2 million, $1.2 million and $0.8 million for the years ended December 31, 2014, 2013 and 2012, respectively. The following table provides detail of property and equipment presented in the combined balance sheets for the years ended December 31, 2014 and 2013.

	Years Ended December 31,
(in thousands)	2014	2013
Natural gas gathering assets	$251,075	$44,085
Natural gas gathering assets in progress	32,783	18,495
Accumulated depreciation	(3,861)	(1,017)
Natural gas gathering assets, net	279,997	61,563
In-service water assets	35,186	12,014
Water assets in progress	11,707	1,675
Accumulated depreciation	(3,099)	(1,194)
Water assets, net	43,794	12,495
Other property and equipment, net	80	—
Property and equipment, net	$323,871	$74,058
Impairment of Long-Lived Assets
The Partnership evaluates the ability to recover the carrying amount of long-lived assets and determine whether such long-lived assets have been impaired. Impairment exists when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence. If the carrying amount of the long-lived asset is not recoverable, based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying amount over its estimated fair value, such that the asset’s carrying amount is adjusted to its estimated fair value with an offsetting charge to impairment expense.
Fair value represents the estimated price between market participants to sell an asset in the principal or most advantageous market for the asset, based on assumptions a market participant would make. When warranted, management assesses the fair value of long-lived assets using commonly accepted techniques and may use more than one source in making such assessments. Sources used to determine fair value include, but are not limited to, recent third-party comparable sales, internally developed discounted cash flow analyses and analyses from outside advisors. Significant changes, such as changes in contract rates or terms, the condition of an asset, or management’s intent to utilize the asset, generally require management to reassess the cash flows related to long-lived assets. A reduction of carrying value of fixed assets would represent a Level 3 fair value measure. No impairments for such assets have recorded for the years presented herein.
Goodwill and Intangible Assets
Goodwill is the cost of an acquisition less the fair value of the net identifiable assets of the acquired business. The Partnership evaluates goodwill for impairment at least annually, and whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the carrying amount of the goodwill of the identifiable assets exceeds the implied fair value of that goodwill, the excess of the carrying value over the implied fair value is recognized as an impairment loss. No impairments for such assets have been recorded for the year ended December 31, 2014.
Intangible assets are comprised of customer contracts acquired in the Momentum Acquisition based upon the estimated fair value of the assets at the acquisition date. The customer contracts acquired had an initial contract terms of 10 years (six years remaining) with five and one year renewal options.  Based upon management’s understanding of the life of the underlying reserves and the geographically advantaged location of the acquired midstream assets, it has been determined that the customer contracts will have a useful life of thirty years.  The assets will be amortized using a straight-line method and amortization expense recorded in the combined statements of operations for the year ended December 31, 2014 was $1.2 million. The estimated annual amortization expense over the next five years is as follows: 2015-$1.6 million, 2016-$1.6 million, 2017-$1.6 million, 2018-$1.6 million and 2019-$1.6 million.
Goodwill and intangible assets as of December 31, 2014 are detailed below.

	December 31, 2014
(in thousands)	Gross	Accumulated Amortization	Net
Goodwill	$39,142	—	$39,142
Customer contracts	$48,947	(1,156)	$47,791
Deferred Financing Costs
Deferred financing costs are amortized on a straight-line basis, which approximates the interest method, over the term of the related agreement. The annual amortization of deferred financing costs for years subsequent to December 31, 2014, is expected to be approximately $0.6 million in 2015, $0.6 million in 2016, $0.6 million in 2017, $0.6 million in 2018 and $0.6 million in 2019.
Segment Reporting
Business segments are components of the Partnership for which separate financial information is produced internally and are subject to evaluation by the Partnership’s chief operating decision maker in deciding how to allocate resources. The Partnership reports its operations in two segments: (i) gathering and compression and (ii) water services, which reflect its lines of business. Business segments are evaluated for their contribution to the Partnership’s combined results based on operating income. All of the Partnership’s operating revenues, income from operations and assets are located in the United States. See Note 10 for additional information regarding segment reporting.
New Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”), No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” or ASU 2014-09. The FASB created Topic 606 which supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition,” and most industry-specific guidance throughout the Industry Topics of the Codification. ASU 2014-09 will enhance comparability of revenue recognition practices across entities, industries and capital markets compared to existing guidance. Additionally, ASU 2014-09 will reduce the number of requirements which an entity must consider in recognizing revenue, as this update will replace multiple locations for guidance. The FASB and International Accounting Standards Board initiated this joint project to clarify the principles for recognizing revenue and to develop a common revenue standard for both U.S. GAAP and International Financial Reporting Standards. In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date.” The amendments in this update deferred the effective date for implementation of ASU 2014-09 by one year. ASU 2014-09 will now be effective for annual reporting periods beginning after December 15, 2017 and should be applied retrospectively. Early application is permitted only for annual reporting periods beginning after December 15, 2016, including interim reporting periods within that period. The Partnership has not yet selected a transition method and is currently evaluating the standard and the impact on its consolidated financial statements and footnote disclosures.
In February 2015, the FASB issued ASU, 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis.” ASU 2015-02 affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. ASU 2015-02 is effective for periods beginning after December 15, 2015 with early adoption permitted. The Partnership is currently evaluating the new guidance and has not determined the impact this standard may have on its financial statements.
In April 2015, the FASB issued ASU, 2015-03, “Interest—Imputation of Interest (Subtopic 835-30): Simplification of Debt Issuance Costs.” ASU 2015-03 was issued to simplify the presentation of debt issuance costs by requiring debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts. ASU 2015-03 is effective for periods beginning after December 15, 2015 with early adoption permitted. In August 2015, the FASB issued ASU 2015-15, “Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements.” ASU 2015-15 clarifies the guidance in ASU 2015-03 regarding presentation and subsequent measurement of debt issuance costs related to line-of-credit arrangements. The SEC staff announced they would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The Partnership is currently evaluating the impact of the provisions of ASU 2015-03 and ASU 2015-15.
In April 2015, the FASB issued ASU, 2015-06, “Earnings Per Share (Topic 260): Effects on Historical Earnings per Unit of Master Limited Partnership Dropdown Transactions.” ASU 2015-6 was issued to clarify the process for updating historical earnings per unit disclosures under the two-class method when a drop-down transaction occurs between entities under common control. ASU 2015-06 is effective for periods beginning after December 15, 2015.  The guidance should be applied retrospectively and early adoption is permitted. The Partnership is currently evaluating the impact of the guidance on its consolidated financial statements.
2. Acquisitions
On November 4, 2015, the Partnership entered into the Purchase Agreement by and between the Partnership and Rice Energy, pursuant to which the Partnership acquired the Water Assets and the Option. In consideration for the acquisition of the Water Assets and the Option, the Partnership paid Rice Energy $200.0 million in cash plus an additional amount, if certain of the conveyed systems’ capacities increase by 5.0 MMgal/d on or prior to December 31, 2017, equal to $25.0 million less the capital expenditures expended by the Partnership to achieve such increase, in accordance with the terms of the Purchase Agreement. The Partnership funded the consideration with borrowings under the Partnership’s revolving credit facility. The acquisition of the Water Assets is accounted for as a combination of entities under common control.
The historical combined statements of operations of the Partnership for the years ended December 31, 2014, 2013 and 2012 have been retrospectively recast to include the historical results of the Water Assets, as presented below:

	Year Ended December 31, 2014
(in thousands)	Previously Reported	Water Assets	As Recast
Operating revenues:
Third-party	$4,585	$—	$4,585
Affiliate	1,863	—	1,863
Total operating revenues	6,448	—	6,448

Operating expenses:
Direct operating expense	3,956	817	4,773
General and administrative expense	9,857	1,249	11,106
Incentive unit expense	11,974	1,506	13,480
Equity compensation expense	741	75	816
Depreciation expense	2,856	1,309	4,165
Acquisition costs	1,519	—	1,519
Amortization of intangible assets	1,156	—	1,156
Total operating expenses	32,059	4,956	37,015

Operating loss	(25,611)	(4,956)	(30,567)
Interest expense	(11,609)	(1,962)	(13,571)
Other expense	(110)	—	(110)
Loss before income taxes	(37,330)	(6,918)	(44,248)
Income tax benefit	10,705	2,215	12,920
Net loss from continuing operations	(26,625)	(4,703)	(31,328)
Discontinued operations, net of tax	(3,775)	3,775	—
Net loss	$(30,400)	$(928)	$(31,328)

	Year Ended December 31, 2013
(in thousands)	Previously Reported	Water Assets	As Recast
Operating revenues:
Affiliate	$498	$—	$498
Total operating revenues	498	—	498

Operating expenses:
Direct operating expense	1,251	161	1,412
General and administrative expense	2,677	427	3,104
Depreciation expense	587	603	1,190
Total operating expenses	4,515	1,191	5,706

Operating loss	(4,017)	(1,191)	(5,208)
Interest expense	(3,182)	(622)	(3,804)
Net loss from continuing operations	(7,199)	(1,813)	(9,012)
Discontinued operations, net of tax	(1,636)	1,636	—
Net loss	$(8,835)	$(177)	$(9,012)

	Year Ended December 31, 2012
(in thousands)	Previously Reported	Water Assets	As Recast
Operating expenses:
Direct operating expense	$1,218	$—	$1,218
General and administrative expense	631	148	779
Depreciation expense	301	482	783
Total operating expenses	2,150	630	2,780

Operating loss	(2,150)	(630)	(2,780)
Interest expense	(282)	(66)	(348)
Net loss from continuing operations	(2,432)	(696)	(3,128)
Discontinued operations, net of tax	(696)	696	—
Net loss	$(3,128)	$—	$(3,128)

The historical combined balance sheets of the Partnership as of December 31, 2014 and 2013 have been retrospectively recast to include the historical results of the Water Assets, as presented below.

	December 31, 2014
(in thousands)	Previously Reported	Water Assets	As Recast
Assets
Current assets:
Cash	$26,832	$2	$26,834
Accounts receivable	297	—	297
Accounts receivable - affiliate	2,049	—	2,049
Prepaid expenses and other	32	—	32
Deposits	201	—	201
Total current assets	29,411	2	29,413

Property and equipment, net	280,077	43,794	323,871
Deferred financing costs, net	2,874	—	2,874
Goodwill	39,142	—	39,142
Intangible assets, net	47,791	—	47,791
Total assets	$399,295	$43,796	$443,091

Liabilities and partners’ capital
Current liabilities:
Accounts payable	109	—	109
Accrued capital expenditures	4,103	3,399	7,502
Payable to affiliate	156	—	156
Other accrued liabilities	1,577	—	1,577
Total current liabilities	5,945	3,399	9,344

Long-term liabilities:
Deferred tax liabilities	—	1,903	1,903
Asset retirement obligations	—	1,900	1,900
Total liabilities	5,945	7,202	13,147

Partners’ capital	393,350	—	393,350
Parent net equity	—	36,594	36,594
Total liabilities and partners’ capital	$399,295	$43,796	$443,091

	December 31, 2013
(in thousands)	Previously Reported	Water Assets	As Recast
Assets
Current assets:
Cash	$148	$—	$148
Accounts receivable	127	—	127
Accounts receivable - affiliate	112	—	112
Total current assets	$387	$—	$387

Property and equipment, net	61,563	12,495	74,058
Noncurrent assets of discontinued operations	10,963	(10,963)	—
Total assets	$72,913	$1,532	$74,445

Liabilities and partners’ capital
Current liabilities:
Accounts payable	4,685	1,391	6,076
Accrued capital expenditures	590	3	593
Payable to affiliate	304	—	304
Other accrued liabilities	256	47	303
Liabilities of discontinued operations	902	(902)	—
Total current liabilities	6,737	539	7,276

Long-term liabilities:
Asset retirement obligations	—	547	547
Noncurrent liabilities of discontinued operations	398	(398)	—
Total liabilities	7,135	688	7,823

Parent net equity	65,778	844	66,622
Total liabilities and partners’ capital	$72,913	$1,532	$74,445
On January 29, 2014, in connection with the completion of its IPO, Rice Energy acquired the remaining 50% interest owned by a third party in Alpha Shale. Alpha Shale owned approximately 6.9 miles of gathering pipeline that now comprises a portion of the Partnership’s assets. Rice Energy provided a total consideration of cash and its common stock valued at $322.0 million for the 50% interest. A valuation was performed based upon estimated replacement cost at the date of acquisition resulting in an allocation of $60.5 million to the midstream net assets of Alpha Shale. The $60.5 million was comprised of $25.7 million of property and equipment, $39.1 million of goodwill and a deferred tax liability of $4.3 million.
The following table provides the operating results of the 100% owned joint venture, subsequent to the completion of the purchase of the remaining 50% interest in Alpha Shale for the year ended December 31, 2014, not including operating expenses allocated from Rice Energy.

(in thousands)	Year Ended December 31, 2014
Revenue	$—
Net loss	$(1,414)
On February 12, 2014, Rice Poseidon entered into a purchase and sale agreement with M3 Appalachia Gathering LLC, a Delaware limited liability company, to acquire certain gas gathering assets in eastern Washington and Greene Counties, Pennsylvania. On April 17, 2014, Rice Poseidon completed the Momentum Acquisition for aggregate consideration of approximately $111.4 million (the “Purchase Price”). The Purchase Price was funded by Rice Energy with cash on hand and is included as a contribution from parent in these combined financial statements. The Purchase Price was allocated to intangible assets in the amount of $48.9 million related to customer contracts and the remaining balance was recorded as property and equipment.
The properties acquired in the Momentum Acquisition consist of a 28-mile, 6-inch-16-inch gathering system in eastern Washington County, Pennsylvania, and permits and rights of way in Washington and Greene Counties, Pennsylvania, necessary to construct an 18-mile, 30-inch gathering system connecting the northern system to the Texas Eastern pipeline. The northern system is supported by long-term contracts with acreage dedications covering approximately 21,000 acres from third parties.
The following table provides the operating results of the assets acquired in the Momentum Acquisition, subsequent to the acquisition, for the year ended December 31, 2014, not including operating expenses allocated from Rice Energy.

(in thousands)	Year Ended December 31, 2014
Revenue	$4,585
Net income	$1,247
Pro Forma Information (unaudited)
The following unaudited pro forma combined financial information presents the Partnership’s results as though the midstream assets of Alpha Shale had been acquired at January 1, 2014 and January 1, 2013, respectively.

	Years Ended December 31,
(in thousands)	2014	2013
Pro forma net revenues	$6,448	$498
Pro forma net loss	$(31,415)	$(11,672)
The following unaudited pro forma combined financial information presents the Partnership’s results as though the Momentum Acquisition had been completed at January 1, 2014 and January 1, 2013, respectively.

	Years Ended December 31,
(in thousands)	2014	2013
Pro forma net revenues	$8,370	$1,850
Pro forma net loss	$(31,004)	$(11,586)

3.	Long-Term Debt
On December 22, 2014, Rice Midstream OpCo entered into a revolving credit agreement (the “revolving credit facility”) with Wells Fargo Bank, N.A., as administrative agent, and a syndicate of lenders with a maximum credit amount of $450.0 million with an additional $200.0 million of commitments available under an accordion feature subject to lender approval. The credit facility provides for a letter of credit sublimit of $50.0 million. As of December 31, 2014, Rice Midstream OpCo had no borrowings outstanding and no letters of credit under this facility. The revolving credit facility is available to fund working capital requirements and capital expenditures, to purchase assets, to pay distributions and repurchase units and for general partnership purposes. The Partnership is the guarantor of the obligations under the revolving credit facility, which matures on December 22, 2019.
Principal amounts borrowed are payable on the maturity date, and interest is payable quarterly for base rate loans and at the end of the applicable interest period for Eurodollar loans. The Partnership has a choice of borrowing in Eurodollars or at the base rate. Eurodollar loans bear interest at a rate per annum equal to the applicable LIBOR Rate plus an applicable margin ranging from 175 to 275 basis points, depending on the leverage ratio then in effect. Base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 75 to 175 basis points, depending on the leverage ratio then in effect. The carrying amount of the revolving credit facility is comprised of borrowings for which interest accrues under a fluctuating interest rate structure. The Partnership also pays a commitment fee based on the undrawn commitment amount ranging from 35 to 50 basis points.
The revolving credit facility is secured by mortgages and other security interests on substantially all of its properties and guarantees from the Partnership and its restricted subsidiaries.

The revolving credit facility limits the Partnership’s ability to, among other things:

•	incur or guarantee additional debt;

•	redeem or repurchase units or make distributions under certain circumstances;

•	make certain investments and acquisitions;

•	incur certain liens or permit them to exist;

•	enter into certain types of transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer, sell or otherwise dispose of assets.
The revolving credit facility also requires the Partnership to maintain the following financial ratios:

•
an interest coverage ratio, which is the ratio of the Partnership’s consolidated EBITDA (as defined within the revolving credit facility) to its consolidated current interest expense of at least 2.50 to 1.0 at the end of each fiscal quarter;

•
a consolidated total leverage ratio, which is the ratio of consolidated debt to consolidated EBITDA, of not more than 4.75 to 1.0, and after electing to issue senior unsecured notes, a consolidated total leverage ratio of not more than 5.25 to 1.0, and, in each case, with certain increases in the permitted total leverage ratio following the completion of a material acquisition; and

•
if the Partnership elects to issue senior unsecured notes, a consolidated senior secured leverage ratio, which is the ratio of consolidated senior secured debt to consolidated EBITDA, of not more than 3.50 to 1.0.

The Partnership was in compliance with such covenants and ratios as of December 31, 2014.

4.	Commitments and Contingencies
Lease Obligations
The Partnership has lease obligations for compression equipment under existing contracts with third parties. Rent expense included in operation and maintenance expense for the year ended December 31, 2014 was $0.3 million. Future payments for this equipment of December 31, 2014 totaled $6.3 million (2015-$1.6 million, 2016-$1.5 million, 2017-$0.9 million, 2018-$0.9 million, 2019-$0.9 million and thereafter-$0.6 million).
Environmental Obligations
The Partnership is subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. The Partnership believes there are currently no such regulatory and environmental matters that will have a material adverse effect on its results of operations, cash flows or financial position.

5.	Partners’ Capital
On December 22, 2014, the Partnership completed an underwritten IPO of 28,750,000 common units representing limited partner interests in the Partnership. Rice Energy retained a 50% equity interest in the Partnership, consisting of 3,623 common units and 28,753,623 subordinated units. Concurrent with the IPO, Rice Energy contributed to the Partnership 100% of Rice Poseidon. A wholly-owned subsidiary of Rice Energy serves as the general partner of the Partnership.
The Partnership received cash proceeds, net of issuance costs, of approximately $444.1 million upon the closing of the IPO. Approximately $414.4 million of the proceeds were distributed to Rice Energy, $25.0 million were used by the Partnership to fund 2015 expansion capital expenditures, approximately $2.0 million were used to pay expenses of the IPO and $2.7 million were used by the Partnership to pay origination fees associated with the credit agreement entered into by the Partnership at the closing of the IPO.
6. Phantom Unit Awards
In connection with the closing of the IPO, the Partnership’s general partner granted phantom unit awards under the Rice Midstream Partners LP 2014 Long Term Incentive Plan (the “LTIP”) to certain non-employee directors of the Partnership and executive officers and employees of Rice Energy. Pursuant to the LTIP, the maximum aggregate number of common units that may be issued pursuant to any and all awards under the LTIP shall not exceed 5,000,000 common units, subject to adjustment due to recapitalization or reorganization, or related to forfeitures or the expiration of Awards, as provided under the LTIP. In connection with the IPO, phantom units representing the right to cash equal to the value of 9,328 common units were granted that are accounted for as liability-based awards, expected to be settled in cash, and phantom units representing the right to receive 434,094 common units were granted that are accounted for as equity-based awards. The liability-based awards will be adjusted to fair market value on a quarterly basis and will cliff vest at the end of the requisite service period of one and a half years. The equity-based awards are valued based upon the IPO price of the Partnership’s common units and will cliff vest at the end of the requisite service period from one and a half to two years. The Partnership recorded $0.1 million of equity compensation expense related to these awards in the year ended December 31, 2014. Total unrecognized compensation expense expected to be recognized over the remaining vesting periods as of December 31, 2014 is $6.9 million for these awards.
The following table summarizes the activity for the equity-based awards during the year ended December 31, 2014.

	Number of units	Weighted average grant date fair value
Total unvested, January 1, 2014	—	$—
Granted	434,094	16.50
Vested	—	—
Forfeited	—	—
Total unvested - December 31, 2014	434,094	$16.50
The following table details the scheduled vesting of the unvested equity-based awards at December 31, 2014.

Vesting Date	Number of units
2015	—
2016	434,094
434,094
See Note 9 for a discussion of Rice Energy’s allocation of expense related to its stock compensation plans prior to the IPO.

7.	Net Income per Limited Partner Unit and Cash Distributions
The Partnership’s net income is allocated to the limited partners, including subordinated unitholders, in accordance with their respective ownership percentages, and when applicable, giving effect to the incentive distribution rights held by Rice Midstream Holdings LLC (“Rice Midstream Holdings”), a wholly-owned subsidiary of Rice Energy. The allocation of undistributed earnings, or net income in excess of distributions, to the incentive distribution rights is limited to cash available for distribution for the period. The Partnership’s net income allocable to the limited partners is allocated between common and subordinated unitholders by applying the provisions of the Partnership’s partnership agreement that govern actual cash distributions as if all earnings for the period had been distributed. Any common units issued during the period are included on a weighted-average basis for the days in which they were outstanding. Net income attributable to the Water Assets for the periods prior to their acquisition was not allocated to the limited partners for purposes of calculating net income per limited partner unit as these results are not attributable to limited partners of the Partnership.
Diluted net income per limited partner unit reflects the potential dilution that could occur if securities or agreements to issue common units, such as awards under the LTIP, were exercised, settled or converted into common units. When it is determined that potential common units should be included in diluted net income per limited partner unit calculation, the impact is reflected by applying the treasury stock method.

The following table presents Partnership’s calculation of net income per limited partner unit for common and subordinated limited partner units. Net income attributable to the periods prior to the IPO and to the Water Assets for periods prior to their acquisition on November 4, 2015 are not allocated to the limited partners for purposes of calculating net income per limited partner unit.

(in thousands, except unit data)	Year Ended December 31, 2014
Net loss	$(31,328)
Less: Pre-IPO net loss allocated to parent	(27,787)
Less: Pre-acquisition net loss allocated to general partner (1)	(4,703)
Limited partner net income	$1,162

Net income allocable to common units	$581
Net income allocable to subordinated units	581
Limited partner net income	$1,162

Weighted-average limited partner units outstanding - basic:
Common units	28,753,623
Subordinated units	28,753,623
Total	57,507,246

Weighted-average limited partner units outstanding - diluted:
Common units	28,755,346
Subordinated units	28,753,623
Total	57,508,969

Net income per limited partner unit - basic:
Common units	$0.02
Subordinated units	0.02
Total	$0.02

Net income per limited partner unit - diluted:
Common units	$0.02
Subordinated units	0.02
Total	$0.02
(1) Pre-acquisition net loss allocated to the general partner relates to operations of the Water Assets for periods prior to the acquisition on November 4, 2015.
Within 60 days after the end of each quarter, it is the Partnership’s intent to distribute to the holders of common and subordinated units on a quarterly basis the minimum quarterly distribution of $0.1875 per unit (or $0.75 on an annualized basis) to the extent it has sufficient cash after the establishment of cash reserves and the payment of its expenses, including payments to its general partner and affiliates.
Subordinated Units
Rice Midstream Holdings owns all of the Partnership’s subordinated units. The principal difference between the Partnership’s common units and subordinated units is that, for any quarter during the “subordination period,” holders of the subordinated units will not be entitled to receive any distribution from operating surplus until the common units have received the minimum quarterly distribution for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages. When the subordination period ends, each outstanding subordinated unit will convert into one common unit, which will then participate pro-rata with the other common units in distributions.

Incentive Distribution Rights
All of the incentive distribution rights are held by Rice Midstream Holdings. Incentive distribution rights represent the right to receive increasing percentages (15%, 25% and 50%) of quarterly distributions from operating surplus after the minimum quarterly distribution and the target distribution levels (described below) have been achieved.
For any quarter in which the Partnership has distributed cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum distribution, then the Partnership will distribute any additional available cash from operating surplus for that quarter among the unitholders and the incentive distribution rights holders in the following manner:

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Per Unit	Unitholders	Incentive Distribution Rights Holders
Minimum Quarterly Distribution	$0.1875	100%	—%
First Target Distribution	above $0.1875 up to $0.2156	100%	—%
Second Target Distribution	above $0.2156 up to $0.2344	85%	15%
Third Target Distribution	above $0.2344 up to $0.2813	75%	25%
Thereafter	above $0.2813	50%	50%
No cash distributions were made to limited partners during the year ended December 31, 2014.

8.	Income Taxes
Prior to the IPO, the Partnership’s income was included as part of Rice Energy’s consolidated federal tax return. In conjunction with the contribution of the ownership of Rice Poseidon by Rice Energy immediately prior to the IPO, approximately $4.0 million of deferred tax liabilities were eliminated through equity. The Partnership did not report any income tax benefit or expense for periods prior to January 29, 2014, which was the date of Rice Energy’s initial public offering, because Rice Energy’s accounting predecessor was a limited liability company that was not subject to federal income tax. Effective, December 22, 2014, as a result of its limited partnership structure, the Partnership is a partnership for income tax purposes and no longer subject to federal and state income taxes. For the period beginning January 29, 2014 and ending December 21, 2014, Rice Energy allocated the Predecessor income tax expense. Subsequent to the IPO, for federal and state income tax purposes, all income, expenses, gains, losses and tax credits generated flow through to the owners, and accordingly, do not result in a provision for income taxes for the Partnership.
Prior to the acquisition of the Water Assets, the operations of the Water Assets were subject to income taxes and were included as part of Rice Energy’s consolidated federal tax return. Accordingly, the income tax effects associated with the operations of the Water Assets continued to be subject to income taxes until the Water Assets were acquired by the Partnership. Due to the Partnership’s status for U.S. federal and state income tax purposes, net current and deferred income tax liabilities of the Water Assets will be eliminated through equity for periods following the effective date of their acquisition by the Partnership on November 1, 2015.

Net income for financial statement purposes may differ significantly from taxable income of unitholders because of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under the Partnership’s partnership agreement. The aggregate difference in the basis of the Partnership’s net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partner’s tax attributes is not available to us. The components of the income tax benefit for the period from January 29, 2014 to December 21, 2014 for the Predecessor (not including the fresh water distribution assets and operations in Pennsylvania that were distributed to Rice Midstream Holdings LLC concurrently with the closing of the Partnership’s IPO) and from January 29, 2014 to December 31, 2014 for the Water Assets, are as follows:

(in thousands)
Current tax benefit:
Federal	$—
State	—
Total	—
Deferred tax benefit:
Federal	(9,809)
State	(3,111)
Total	(12,920)
Total income tax benefit	$(12,920)
Income tax expense differs from amounts computed at the federal statutory rate of 35% on pre-tax income as follows:

(in thousands)
Tax at statutory rate	$(15,488)
State income taxes	(2,022)
Incentive unit expense	4,718
Partnership net income not subject to taxes	(366)
Permanent difference	238
Income tax benefit	$(12,920)
Effective tax rate	29.2%
The Partnership recognizes deferred tax liabilities for temporary differences between the combined financial statements and tax basis of assets and liabilities. The deferred tax liabilities primarily relate to depreciation. The effect of changes in the tax laws or tax rates is recognized in income in the period such changes are enacted.
Based on management’s analysis, the Partnership did not have any uncertain tax positions as of December 31, 2014.

9.	Related Party Transactions
In the ordinary course of business, the Partnership has transactions with affiliated companies. During the years ended December 31, 2014, 2013 and 2012, related parties included Rice Energy and certain of its subsidiaries. Prior to the IPO, the push-down impact of the transactions were recorded in the consolidated statements of operations, and although no cash settlement occurred, all transactions with Rice Energy and its subsidiaries were recorded in parent net equity. Upon completion of the IPO, the Partnership entered into an omnibus agreement (the “Omnibus Agreement”) with its general partner, Rice Energy, Rice Poseidon and Rice Midstream Holdings. Pursuant to the Omnibus Agreement, Rice Energy performs centralized corporate and general and administrative services for the Partnership, such as financial and administrative, information technology, legal, health, safety and environmental, human resources, procurement, engineering, business development, investor relations, insurance and tax. In exchange, the Partnership reimburses Rice Energy for the expenses incurred in providing these services, except for any expenses associated with Rice Energy’s long-term incentive programs as these are not expenses of the Partnership subsequent to the IPO.
The expenses for which the Partnership reimburses Rice Energy and its subsidiaries related to corporate and general and administrative services may not necessarily reflect the actual expenses that the Partnership would incur on a stand-alone basis. The Partnership is unable to estimate what the costs would have been with an unrelated third party.
Also upon completion of the IPO, the Partnership entered into a 15 year, fixed-fee gas gathering and compression agreement (the “Gas Gathering and Compression Agreement”) with Rice Drilling B LLC and Alpha Shale Resources LP, pursuant to which the Partnership gathers Rice Energy’s natural gas and provides compression services on the Partnership’s gathering systems located in Washington County and Greene County, Pennsylvania. Pursuant to the Gas Gathering and Compression Agreement, the Partnership will charge Rice Energy a gathering fee of $0.30 per Dth and a compression fee of $0.07 per Dth per stage of compression, each subject to annual adjustment for inflation based on the Consumer Price Index. The Gas Gathering and Compression Agreement covers substantially all of Rice Energy’s acreage position in the dry gas core of the Marcellus Shale in southwestern Pennsylvania as of December 31, 2014 and any future acreage it acquires within these counties, other than 19,000 gross acres subject to a pre-existing third-party dedication.
In connection with the closing of the acquisition of the Water Assets on November 4, 2015, we entered into Amended and Restated Water Services Agreements (the “Water Services Agreements”) with Rice Energy, whereby we have agreed to provide certain fluid handling services to Rice Energy, including the exclusive right to provide fresh water for well completions operations in the Marcellus and Utica Shales and to collect and recycle or dispose of flowback and produced water for Rice Energy within areas of dedication in defined service areas in Pennsylvania and Ohio. The initial term of the Water Services Agreements is until December 22, 2029 and from month to month thereafter. Under the agreements, Rice Energy will pay the Partnership (i) a variable fee, based on volumes of water supplied, for freshwater deliveries by pipeline directly to the well site, subject to annual CPI adjustments and (ii) a produced water hauling fee of actual out-of-pocket cost incurred by us, plus a 2% margin.
During the year ended December 31, 2014, Rice Energy granted stock compensation awards to certain non-employee directors and employees. The awards consisted of restricted stock units, which vest upon the passage of time, and performance stock units, which vest based upon attainment of specified performance criteria. Stock compensation expense related to these awards allocated to the Partnership based on its estimate of the expense attributable to its operations, prior to the IPO, was $0.6 million for the year ended December 31, 2014. Additionally, in the year ended December 31, 2014, $0.1 million of stock compensation expense was allocated to the Water Assets by Rice Energy and is reflected in the combined financial statements. For periods subsequent to the IPO, no stock compensation expense has been allocated to the Partnership by Rice Energy. However, equity compensation expense includes amounts allocated to the Water Assets from Rice Energy for periods subsequent to the IPO. See Note 6 for a discussion of the Partnership’s equity compensation expense subsequent to the IPO.
Prior to Rice Energy’s initial public offering on January 29, 2014, the only long-term incentives offered to certain executives and employees were through grants of incentive units, which were profits interests representing an interest in the future profits (once a certain level of proceeds has been generated) of Rice Energy’s predecessor parent entity Rice Energy Appalachia, LLC (“REA”) and granted pursuant to the limited liability company agreement of REA. The compensation expense recognized in these consolidated financial statements is a non-cash charge, with the settlement obligation resting on NGP Rice Holdings, LLC (“NGP Holdings”) and Rice Energy Holdings LLC (“Rice Holdings”). Payments on the incentive units will be made by Rice Holdings and NGP Holdings and not by Rice Energy, Rice Poseidon or the Partnership, and as such are not dilutive to Rice Energy, Rice Poseidon or the Partnership. Incentive unit expense allocated to the Partnership based on its estimate of the expense attributable to its operations was $12.0 million for the year ended December 31, 2014. Additionally, in the year ended December 31, 2014, $1.5 million of incentive unit expense was allocated to the Water Assets by Rice Energy and is reflected in the combined financial statements. No expense was recognized prior to Rice Energy’s initial public offering as the performance conditions related to the incentive units were deemed not probable of occurring. For periods subsequent to the IPO, no incentive unit expense will be allocated to the Partnership by Rice Energy. However, incentive unit expense includes amounts allocated to the Water Assets from Rice Energy for periods subsequent to the IPO.

10.	Financial Information by Business Segment
The Partnership operates in two business segments: (i) gathering and compression and (ii) water services. The gathering and compression segment provides natural gas gathering and compression services for Rice Energy and third parties in the Appalachian Basin. The water services segment is engaged in the provision of water services to support well completion activities and to collect and recycle or dispose of flowback and produced water for Rice Energy and third parties in the Appalachian Basin.
Business segments are evaluated for their contribution to the Partnership’s combined results based on operating income, which is defined as segment operating revenues less expenses. Other income and expenses, interest and income taxes are managed on a combined basis. The segment accounting policies are the same as those described in Note 1 to these combined financial statements. The operating results and assets of the Partnership’s reportable segments were as follows as of and for the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31, 2014
(in thousands)	Gathering and Compression	Water Services	Combined Total
Operating revenues:
Third-party	$4,585	$—	$4,585
Affiliate	1,863	—	1,863
Total operating revenues	6,448	—	6,448

Operating expenses:
Direct operating expense	3,956	817	4,773
General and administrative expense	9,857	1,249	11,106
Incentive unit expense	11,974	1,506	13,480
Equity compensation expense	741	75	816
Depreciation expense	2,856	1,309	4,165
Acquisition costs	1,519	—	1,519
Amortization of intangible assets	1,156	—	1,156
Total operating expenses	32,059	4,956	37,015

Operating loss	$(25,611)	$(4,956)	$(30,567)

Segment assets	$399,295	$43,796	$443,091
Goodwill	$39,142	$—	$39,142
Capital expenditures for segment assets	$138,151	$31,675	$169,826

	Year Ended December 31, 2013
(in thousands)	Gathering and Compression	Water Services	Combined Total
Operating revenues:
Affiliate	$498	$—	$498
Total operating revenues	498	—	498

Operating expenses:
Direct operating expense	1,251	161	1,412
General and administrative expense	2,677	427	3,104
Depreciation expense	587	603	1,190
Total operating expenses	4,515	1,191	5,706

Operating loss	$(4,017)	$(1,191)	$(5,208)

Segment assets	$61,950	$12,495	$74,445
Capital expenditures for segment assets	$37,987	$6,257	$44,244

	Year Ended December 31, 2012
(in thousands)	Gathering and Compression	Water Services	Combined Total
Operating expenses:
Direct operating expense	1,218	—	1,218
General and administrative expense	631	148	779
Depreciation expense	301	482	783
Total operating expenses	2,150	630	2,780

Operating loss	$(2,150)	$(630)	$(2,780)

Capital expenditures for segment assets	$11,245	$3,460	$14,705

11.	Subsequent Events
On February 20, 2015, a prorated cash distribution of $0.0204 per common unit was paid to the Partnership’s unitholders related to the fourth quarter of 2014. On May 14, 2015, a cash distribution of $0.1875 per common and subordinated unit was paid to the Partnership’s unitholders related to the first quarter of 2015. On August 13, 2015, a cash distribution of $0.1905 per common and subordinated unit was paid to the Partnership’s unitholders related to the second quarter of 2015. On October 23, 2015, the Board of Directors of the Partnership’s general partner declared a cash distribution to the Partnership’s unitholders for the third quarter of 2015 of $0.1935 per common and subordinated unit. The cash distribution was paid on November 12, 2015 to unitholders of record at the close of business on November 3, 2015.
On November 4, 2015, the Partnership entered into a Common Unit Purchase Agreement with certain institutional investors to sell 13,409,961 common units in a private placement for gross proceeds of approximately $175.0 million (the “Private Placement”). The Private Placement closed on November 10, 2015. The Partnership used the proceeds of the Private Placement to repay a portion of the borrowings under the Partnership’s revolving credit facility. As of November 13, 2015, after giving effect to the acquisition of the Water Assets, expansion capital expenditures and the Private Placement proceeds, the Partnership had $122.0 million of borrowings outstanding under its revolving credit facility.

12.	Quarterly Financial Information (Unaudited)
The Partnership’s quarterly financial information for the years ended December 31, 2014 and 2013 is as follows (in thousands, except per unit data):

Year ended December 31, 2014: (1)	First quarter	Second quarter	Third quarter	Fourth quarter
Operating revenues	$66	$1,393	$1,621	$3,369
Operating expenses	9,402	7,383	10,922	9,307
Operating loss	(9,336)	(5,990)	(9,301)	(5,938)
Net loss	$(9,928)	$(6,583)	$(9,880)	$(4,937)
Net income per limited partner unit - basic (2)	N/A	N/A	N/A	$0.02
Net income per limited partner unit - diluted (2)	N/A	N/A	N/A	$0.02

Year ended December 31, 2013: (1)	First quarter	Second quarter	Third quarter	Fourth quarter
Operating revenues	$128	$95	$147	$128
Operating expenses	913	1,588	1,513	1,691
Operating loss	(785)	(1,493)	(1,366)	(1,563)
Net loss	$(1,310)	$(2,438)	$(3,765)	$(1,498)
(1) The sum of quarterly data in some cases may not equal the yearly total due to rounding.
(2) Net income per limited partner unit is presented only for the period subsequent to the IPO.